                                                             Exhibit (a)(1)(HHH)

                               Supplement to the
                           Offer to Purchase for Cash
                             NCS ACQUISITION CORP.,
                          a wholly-owned subsidiary of
                                 OMNICARE, INC.

           Has Increased the Price of its Offer to Purchase for Cash
                           All Outstanding Shares of
                 Class A Common Stock and Class B Common Stock
                                       of
                              NCS HEALTHCARE, INC.
                                       to
                              $5.50 NET PER SHARE

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
    CITY TIME, ON TUESDAY, JANUARY 7, 2003, UNLESS THE OFFER IS EXTENDED.

    THE BOARD OF DIRECTORS OF NCS HEALTHCARE, INC. (THE 'COMPANY'), BY UNANIMOUS VOTE, (1) HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE PROPOSED MERGER (EACH AS DEFINED HEREIN); (2) HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE PROPOSED MERGER ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE COMPANY STOCKHOLDERS AND (3) RECOMMENDS THAT THE COMPANY STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) TO PURCHASER PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) THAT NUMBER OF SHARES REPRESENTING, TOGETHER WITH THE SHARES OWNED BY OMNICARE, INC. ('OMNICARE'), AT LEAST A MAJORITY OF THE TOTAL VOTING POWER OF ALL OF THE OUTSTANDING SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER (CALCULATED ON A FULLY DILUTED BASIS AFTER CONSUMMATION OF THE OFFER). THE OFFER IS NOT CONDITIONED ON OBTAINING FINANCING. CERTAIN OTHER CONDITIONS ARE DESCRIBED IN SECTION 9 ('CONDITIONS TO THE OFFER') OF THIS SUPPLEMENT.

                             ---------------------

                      The Dealer Manager for the Offer is:
                              MERRILL LYNCH & CO.

December 23, 2002

                                   IMPORTANT

    If you wish to tender all or any part of your shares of class A common stock or class B common stock of the Company (collectively, the 'Shares') prior to the expiration date of the Offer, you should either (1) complete and sign the revised (yellow) Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the revised Letter of Transmittal included with this Supplement, have your signature thereon guaranteed if required by Instruction 1 of the revised Letter of Transmittal, mail or deliver the revised Letter of Transmittal (or such facsimile thereof) and any other required documents to the depositary for the Offer and either deliver the certificates for such Shares to the depositary for the Offer along with the revised Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedures for book-entry transfers set forth in Section 4 ('Procedure for Tendering Shares') of the Offer to Purchase (as defined herein), or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares.

    If you desire to tender your Shares and your certificates for such Shares are not immediately available, or you cannot comply with the procedures for book-entry transfers described in the Offer to Purchase on a timely basis, you may tender such Shares by following the procedures for guaranteed delivery set forth in Section 4 ('Procedure for Tendering Shares') of the Offer to Purchase.

    A summary of the principal terms of the Offer begins on page 1 of this Supplement.

    Questions or requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent, or Merrill Lynch & Co., the Dealer Manager, at their respective addresses and telephone numbers set forth on the back cover of this Supplement. You can also obtain additional copies of the Offer to Purchase, this Supplement, the revised Letter of Transmittal and the revised Notice of Guaranteed Delivery from the Information Agent or your broker, dealer, commercial bank, trust company or other nominee.

    THIS SUPPLEMENT, THE OFFER TO PURCHASE AND THE RELATED REVISED (YELLOW) LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ THEM IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
INTRODUCTION................................................    4
THE OFFER...................................................    7
     1. Amended Terms of the Offer; Expiration Date.........    7
     2. Extension of the Tender Period; Termination;
     Amendment..............................................    7
     3. Procedures for Tendering Shares.....................    8
     4. Price Range of Class A Common Stock; Dividends......    8
     5. Source and Amount of Funds..........................    8
     6. Background of the Offer.............................    9
     7. Purpose and Structure of the Offer; Plans for the
     Company................................................   14
     8. The Merger Agreement................................   14
     9. Conditions to the Offer.............................   25
    10. Certain Legal Matters; Regulatory Approvals.........   26
    11. Legal Proceedings...................................   27
    12. Miscellaneous.......................................   32

                               SUMMARY TERM SHEET

    This summary term sheet is a brief description of the amendments to the offer being made by Omnicare, Inc. through NCS Acquisition Corp., a wholly-owned subsidiary of Omnicare, to purchase all of the issued and outstanding shares of class A common stock and all of the issued and outstanding shares of class B common stock of NCS HealthCare, Inc., at a price of $5.50 per share net to the seller in cash, without interest and less required withholding taxes. The following are some of the questions you, as a stockholder of NCS HealthCare, may have and answers to those questions. You should carefully read this supplement, the offer to purchase and the related revised (yellow) letter of transmittal in their entirety, because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this supplement, the offer to purchase and the related revised (yellow) letter of transmittal.

WHY IS OMNICARE AMENDING THE OFFER?

    On December 17, 2002, we entered into a merger agreement with NCS HealthCare to acquire all of the outstanding shares of class A common stock and all of the outstanding shares of class B common stock of NCS HealthCare. We are amending the terms of the offer in accordance with the merger agreement.

WHAT DOES THE BOARD OF DIRECTORS OF NCS HEALTHCARE THINK OF THIS OFFER?

    We are making the offer pursuant to our merger agreement with NCS HealthCare, which has been unanimously approved by the board of directors of NCS HealthCare. The board of directors of NCS HealthCare also has unanimously determined that the terms of the offer and the proposed merger, which are described in this supplement, are advisable, fair to, and in the best interests of, NCS HealthCare and its stockholders. The board of directors of NCS HealthCare recommends that NCS HealthCare's stockholders accept the offer and tender their shares to us pursuant to the offer. See 'Introduction' and Section 6 ('Background of the Offer') of this supplement. A copy of NCS HealthCare's
Schedule 14D-9 containing NCS HealthCare's board of directors' recommendations and reasons therefor is being mailed together with this supplement.

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SECURITIES AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    We are offering to pay $5.50 per share of class A common stock and class B common stock of NCS HealthCare, net to you in cash, without interest and less required withholding taxes. If you tender your shares to us in the offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    Yes. We will need approximately $180 million in cash to purchase all of the outstanding shares of class A common stock and class B common stock of NCS HealthCare pursuant to the offer and to pay related fees and expenses. In addition, pursuant to the merger agreement, as soon as practicable after we accept shares for payment pursuant to the offer, we will cause NCS HealthCare to repay its senior credit facility (approximately $206 million outstanding as of September 30, 2002) and redeem its 5 3/4% convertible subordinated debentures in accordance with their terms (approximately $102 million outstanding as of September 30, 2002, plus accrued and unpaid interest and the redemption premium). Since we will have sufficient cash, working capital and available borrowing capacity under our existing credit facilities available to us to buy all of the shares of class A common stock and class B common stock outstanding, pay related fees and expenses, repay NCS HealthCare's senior credit facility and redeem NCS HealthCare's 5 3/4% convertible subordinated debentures, our offer is not subject to any financing conditions. We already have obtained the necessary consents from our lenders under our existing bank facilities to repay NCS HealthCare's senior credit facility and to redeem NCS

HealthCare's 5 3/4% convertible subordinated debentures. See Section 10 ('Source and Amount of Funds') of the offer to purchase and Section 5 ('Source and Amount of Funds') of this supplement.

HOW DO I TENDER MY SHARES?

    To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal, to The Bank of New York, the depositary for the offer, not later than the time the offer expires. If your shares are held in street name by your broker, dealer, commercial bank, trust company or other nominee, such nominee can tender your shares through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the depositary prior to the expiration of the offer, you may have a limited amount of additional time by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three business days after the expiration of the offer. However, the depositary must receive the missing items within that three business day period. See Section 4 ('Procedure for Tendering Shares') of the offer to purchase and Section 3 ('Procedure for Tendering Shares') of this supplement.

IF I ALREADY TENDERED MY SHARES IN THE OFFER, DO I HAVE TO DO ANYTHING NOW?

    No. You do not have to take any action with respect to any shares of class A common stock or class B common stock previously validly tendered and not properly withdrawn. If the offer is completed, these shares will be accepted for payment and you will receive the increased offer price of $5.50 per share, net to you in cash, without interest and less required withholding taxes. See
Section 3 ('Procedure for Tendering Shares') of this supplement.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    The offer has been extended. You now have until 12:00 Midnight, New York City time, on Tuesday, January 7, 2003, to decide whether to tender your shares in the offer. Further, if you cannot deliver everything required to make a valid tender to The Bank of New York, the depositary for the offer, prior to such time, you may be able to use a guaranteed delivery procedure to tender your shares in the offer, which is described in Section 4 ('Procedure for Tendering Shares') of the offer to purchase. See Section 4 ('Procedure for Tendering Shares') of the offer to purchase and Section 3 ('Procedure for Tendering Shares') of this supplement.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    Yes. Pursuant to the merger agreement, we will extend the offer beyond the scheduled expiration date, or any subsequent extended expiration, of the offer if any of the conditions to the offer, which are described in Section 9 ('Conditions to the Offer') of this supplement, are not satisfied or waived. We also may extend the offer for any period required by the United States Securities and Exchange Commission or by applicable law. In addition, we may extend the offer for an aggregate of ten business days beyond the latest expiration date provided for by the two preceding sentences.

    We may also elect to provide one or more 'subsequent offering periods' for the offer of up to 20 business days in the aggregate. A subsequent offering period, if we include one, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender their shares and receive payment for shares validly tendered. During a subsequent offering period, stockholders may not withdraw tendered shares. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See Sections 1 ('Terms of the Offer; Expiration Date') and 2 ('Extension of Tender Period; Termination; Amendment') of the offer to purchase and Sections 1 ('Amended Terms of the Offer; Expiration Date') and 2 ('Extension of Tender Period; Termination; Amendment') of this supplement.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    The conditions to the offer have been amended. The offer is conditioned upon, among other things, NCS HealthCare's stockholders having validly tendered and not properly withdrawn prior to the expiration date that number of shares representing, together with the shares owned by Omnicare, at least a majority of the total voting power of all of the outstanding securities of NCS HealthCare entitled to vote generally in the election of directors or in a merger (calculated on a fully diluted basis after consummation of the offer). We refer to this condition as the 'minimum condition.'

    The offer is subject to a number of other conditions, which are described in this supplement. We can waive any of the conditions in our reasonable discretion, except that we cannot waive the minimum condition without the consent of NCS HealthCare. The satisfaction or existence of any of the conditions to our offer, including those summarized above, will be determined by Omnicare in its reasonable discretion. For a complete list of the conditions to the offer, see Section 9 ('Conditions to the Offer') of this supplement.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On December 20, 2002, the last full trading day before we amended the offer upon the terms set forth in this supplement, the closing price of a share of class A common stock of NCS HealthCare was $5.40. The shares of class B common stock of NCS HealthCare are not publicly traded. We advise you to obtain a recent quotation for shares of class A common stock before deciding whether to tender your shares. See Section 4 ('Price Range of Class A Common Stock; Dividends') of this supplement.

HAVE ANY STOCKHOLDERS ALREADY AGREED TO TENDER THEIR SHARES?

    NCS HealthCare has been advised by each of the directors and executive officers of NCS HealthCare that each such person intends to tender all of the shares owned by such person in the offer. We have been advised by NCS HealthCare that, as a group, all of the directors and executive officers of NCS HealthCare own approximately 1,173,738 shares of class A common stock and approximately 4,810,806 shares of class B common stock.

WHAT WILL HAPPEN TO NCS HEALTHCARE?

    The merger agreement provides that, following consummation of the offer, NCS HealthCare will take action to cause representatives of Omnicare and NCS Acquisition Corp. to constitute a majority of the members of the NCS HealthCare board of directors and its subsidiaries' boards of directors. In addition, if the offer is consummated, provided that certain conditions are met, NCS Acquisition Corp. will be merged with and into NCS HealthCare, with NCS HealthCare surviving as a wholly-owned subsidiary of Omnicare. See Section 7 ('Purpose and Structure of the Offer; Plans for the Company') of this supplement.

WILL THE TENDER OFFER BE FOLLOWED BY THE PROPOSED MERGER IF ALL OF THE SHARES ARE NOT TENDERED IN THE OFFER?

    If the offer is consummated, provided that certain conditions are met, we will cause NCS Acquisition Corp. to merge with and into NCS HealthCare with the approval of NCS HealthCare's stockholders by voting all of the shares of NCS HealthCare common stock that we acquire in the offer (which will represent at least a majority of the total voting power of all of the outstanding securities of NCS HealthCare on a fully diluted basis after consummation of the offer) in favor of the proposed merger. If, after the consummation of the offer, we own 90% or more of each class of common stock of NCS HealthCare, we will cause the proposed merger to take place without action by stockholders in accordance with Delaware law.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

    You can call Innisfree M&A Incorporated, the information agent for the offer, at (888) 750-5834 (toll free) or (212) 750-5833 (call collect), or
Merrill Lynch & Co., the dealer manager for the offer, at (866) 276-1462 (toll free).

TO: THE HOLDERS OF CLASS A COMMON STOCK AND
CLASS B COMMON STOCK OF NCS HEALTHCARE, INC.

                                  INTRODUCTION

    The following information (the 'Supplement') amends and supplements the Offer to Purchase, dated August 8, 2002 (the 'Offer to Purchase'), of NCS Acquisition Corp., a Delaware corporation (the 'Purchaser') and a wholly-owned subsidiary of Omnicare, Inc., a Delaware corporation ('Omnicare'), pursuant to which Purchaser is offering to purchase all of the issued and outstanding shares of class A common stock, par value $0.01 per share ('Class A Common Stock'), and all of the issued and outstanding shares of class B common stock, par value $0.01 per share ('Class B Common Stock' and, together with Class A Common Stock, the 'Shares'), of NCS HealthCare, Inc., a Delaware corporation (the 'Company'), at a price of $5.50 per Share, net to the seller in cash, without interest and less required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, this Supplement and the related revised (yellow) Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the 'Offer').

    This Supplement should be read in conjunction with the Offer to Purchase. Except as otherwise set forth in this Supplement and the revised (yellow) Letter of Transmittal, the terms and conditions previously set forth in the Offer to Purchase and related original (blue) Letter of Transmittal remain applicable in all respects to the Offer. Unless the context requires otherwise, all capitalized terms used but not defined in this Supplement have the meanings ascribed to them in the Offer to Purchase.

    Procedures for tendering Shares are set forth in Section 4 ('Procedure for Tendering Shares') of the Offer to Purchase as amended by Section 3 ('Procedure for Tendering Shares') of this Supplement. Tendering stockholders may continue to use the original (blue) Letter of Transmittal and the original (pink) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase, or the revised (yellow) Letter of Transmittal and the revised (grey) Notice of Guaranteed Delivery circulated with this Supplement. Although the original
(blue) Letter of Transmittal previously circulated with the Offer to Purchase refers only to the Offer to Purchase, stockholders using such document to tender their Shares will nevertheless be deemed to be tendering pursuant to the amended Offer (including the amendments and supplements made by this Supplement) and will receive $5.50 per Share, net to the seller in cash, without interest and less required withholding taxes, for each Share validly tendered and not properly withdrawn and accepted for payment pursuant to the Offer, subject to the conditions of the Offer.

    SHARES PREVIOUSLY VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN CONSTITUTE VALID TENDERS FOR PURPOSES OF THE OFFER. STOCKHOLDERS ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION WITH RESPECT TO SUCH SHARES IN ORDER TO RECEIVE THE INCREASED OFFER PRICE IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY PURCHASER PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED.

    The purpose of the Offer is to acquire for cash as many of the outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. The Company, Omnicare and Purchaser have entered into an Agreement and Plan of Merger, dated as of December 17, 2002 (the 'Merger Agreement'), which provides for, among other things, (1) an increase in the price per Share to be paid pursuant to the Offer from $3.50 per Share to $5.50 per Share, net to the seller in cash, without interest thereon and less required withholding taxes, (2) the modification of the conditions of the Offer to conform to the conditions or events as set forth in their entirety in Section 9 ('Conditions to the Offer') of this Supplement, (3) the amendment of the Offer to conform to the terms of the Merger Agreement and (4) the merger of Purchaser with and into the Company (the 'Proposed Merger') following consummation of the Offer. In the Proposed Merger, each Share issued and outstanding immediately prior to the Proposed Merger (other than Shares held in the treasury of the Company, by any subsidiary of the Company, by Omnicare or by any subsidiary of Omnicare and other than Dissenting Shares (as defined in the Merger Agreement)) shall be converted into the right to receive an amount in cash equal to the highest per Share price paid pursuant to the Offer, payable to the holder thereof, without interest thereon and less required withholding taxes, upon surrender of the certificate formerly representing such Share in accordance with the terms of the Merger Agreement.

    THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS VOTE, (1) HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE PROPOSED MERGER, (2) HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE PROPOSED MERGER ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE COMPANY STOCKHOLDERS AND
(3) RECOMMENDS THAT THE COMPANY STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) THAT NUMBER OF SHARES REPRESENTING, TOGETHER WITH THE SHARES OWNED BY OMNICARE, AT LEAST A MAJORITY OF THE TOTAL VOTING POWER OF ALL OF THE OUTSTANDING SECURITIES OF THE COMPANY ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER (CALCULATED ON A FULLY DILUTED BASIS AFTER CONSUMMATION OF THE OFFER) (THE 'MINIMUM CONDITION'). THE SATISFACTION OR EXISTENCE OF ANY OF THE CONDITIONS TO THE OFFER, INCLUDING THE MINIMUM CONDITION, WILL BE DETERMINED BY OMNICARE IN ITS REASONABLE DISCRETION. THE OFFER IS NOT CONDITIONED ON OBTAINING FINANCING. CERTAIN OTHER CONDITIONS ARE DESCRIBED IN SECTION 9 ('CONDITIONS TO THE OFFER') OF THIS SUPPLEMENT.

    IN A LETTER DATED DECEMBER 20, 2002, COUNSEL TO THE NCS HEALTHCARE STOCKHOLDER-PLAINTIFFS REQUESTED THAT NCS HEALTHCARE CONFIRM BY THE CLOSE OF BUSINESS ON DECEMBER 23, 2002 THAT ITS PRIOR DEMAND FOR THE PAYMENT OF FEES AND EXPENSES IN THE AMOUNT OF $13,500,000 WOULD BE HONORED. PLAINTIFFS' COUNSEL HAS ADVISED NCS HEALTHCARE THAT THEY BELIEVED THAT THEIR LEGAL FEES AND EXPENSES WERE COVERED BY THE COMPANY'S OFFICERS' AND DIRECTORS' LIABILITY INSURANCE POLICY. IF THE PLAINTIFFS' DEMAND WAS NOT HONORED ON OR BEFORE DECEMBER 26, 2002, PLAINTIFFS' COUNSEL STATED, THEY WOULD SEEK IMMEDIATE RELIEF FROM THE DELAWARE CHANCERY COURT TO PERMIT WITHHOLDING A PORTION OF THE PAYMENT TO BE MADE TO THE HOLDERS OF SHARES PURSUANT TO THE OFFER IN AN AMOUNT SUFFICIENT TO INSURE PAYMENT OF THEIR FEES AND EXPENSES.

    We have been advised by the Company that the Company's financial advisor, Candlewood Partners, LLC, has delivered to the Company's board of directors a written opinion, dated December 17, 2002, that, as of that date and based upon and subject to the matters stated in the opinion, the consideration to be received by the holders of Shares in the Offer and the Proposed Merger is fair to those holders from a financial point of view. This opinion is set forth in full as Annex A to the Company's Amendment No. 17 to the Solicitation/Recommendation Statement on Schedule 14D-9 filed on December 23, 2002, a copy of which is being mailed together with this Supplement, and should be read in its entirety.

    According to the Company, as of December 20, 2002, 18,523,502 shares of Class A Common Stock and 5,193,307 shares of Class B Common Stock were issued and outstanding and 2,422,724 shares of Class A Common Stock and 94,858 shares of Class B Common Stock were subject to stock option grants. As of the date of this Supplement, Omnicare beneficially owns 1,000 shares of Class A Common Stock. The actual minimum number of Shares required to be validly tendered and not properly withdrawn prior to the expiration of the Offer in order for the Minimum Condition to be satisfied will depend on the facts as they exist on the date of purchase. If the Minimum Condition is satisfied and Purchaser accepts for payment the Shares tendered pursuant to the Offer, Omnicare and Purchaser will be able to elect a majority of the members of the Company's board of directors and to effect the Proposed Merger without the affirmative vote of any other stockholder of the Company.

    According to the Company, the Company has been advised by each of its directors and executive officers that each such person intends to tender all Shares owned by such person in the Offer. We have been advised by the Company that as a group, all of the directors and executive officers of the Company own approximately 1,173,738 shares of Class A Common Stock and approximately 4,810,806 shares of Class B Common Stock.

    Consummation of the Proposed Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval and adoption of the Merger Agreement by the requisite vote or consent of the holders of Shares. Under the Delaware General Corporation Law (the 'DGCL'), the affirmative vote of the holders of at least a majority of the outstanding Shares is required to approve and adopt the Merger Agreement. If Purchaser owns 90% or more of the outstanding shares of each class of Shares, following consummation of the Offer, Purchaser would be able to consummate the Proposed Merger pursuant to the 'short-form' merger provisions of Section 253 of the DGCL, without any action by any other stockholder. In such event, Purchaser intends to effect the Proposed Merger as promptly as practicable following the final purchase of Shares in the Offer.

    This Offer does not constitute a solicitation of proxies for any meeting of stockholders of the Company or a solicitation of agent designations to call a special meeting of stockholders of the Company. Any solicitation of proxies which Purchaser or Omnicare might make will be made only pursuant to separate proxy or consent solicitation materials complying with the requirements of
Section 14(a) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the 'Exchange Act').

    THIS SUPPLEMENT, THE OFFER TO PURCHASE AND THE RELATED REVISED (YELLOW) LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ THEM IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. AMENDED TERMS OF THE OFFER; EXPIRATION DATE.

    The discussion set forth in Section 1 ('Terms of the Offer; Expiration Date') of the Offer to Purchase is hereby amended and supplemented as follows:

    Pursuant to the Merger Agreement, the Purchaser has agreed to purchase all outstanding Shares at a price of $5.50 per Share, net to the seller in cash, without interest thereon and less required withholding taxes, upon the terms and subject to the conditions of the Offer. All stockholders whose Shares are validly tendered and not properly withdrawn and accepted for payment pursuant to the Offer (including Shares tendered and not properly withdrawn prior to the date of this Supplement) will receive this increased Offer consideration.

    The Offer has been extended. The Offer will now expire at 12:00 Midnight, New York City time, on Tuesday, January 7, 2003, unless and until the Purchaser shall have further extended the period during which the Offer is open. 'Expiration Date' means 12:00 Midnight, New York City time, on Tuesday, January 7, 2003, unless we further extend the period of time for which the Offer is open, in which event 'Expiration Date' means the latest time and date on which the Offer, as so extended, shall expire.

    As of the close of business on December 20, 2002, approximately 10,759,862 shares of Class A Common Stock and 24,782 shares of Class B Common Stock had been tendered and not properly withdrawn pursuant to the Offer. See Section 8 ('The Merger Agreement') of this Supplement for a description of the provisions of the Merger Agreement regarding extensions of the Offer by the Purchaser.

    Under Exchange Act Rule 14d-11, Purchaser may, subject to certain conditions, provide a subsequent offering period of from three to 20 business days in length following the expiration of the Offer on the Expiration Date. A subsequent offering period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer. A subsequent offering period, if one is included, is not an extension of the Offer, which already will have been completed.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE MINIMUM CONDITION AND EACH OF THE OTHER CONDITIONS DESCRIBED IN SECTION 9 ('CONDITIONS TO THE OFFER') OF THIS SUPPLEMENT.

    The Company has agreed to provide Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to stockholders. Following receipt of such lists from the Company, Purchaser will mail this Supplement, the revised (yellow) Letter of Transmittal and other relevant materials to record holders of Shares whose names appear on the Company's stockholder list and will furnish these materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. EXTENSION OF THE TENDER PERIOD; TERMINATION; AMENDMENT.

    The discussion set forth in Section 2 ('Extension of the Tender Period; Termination; Amendment') of the Offer to Purchase is hereby amended and supplemented as follows:

    As provided in the Merger Agreement, Omnicare and Purchaser reserve the right to modify the terms of the Offer or waive any condition to the Offer, except that, without the consent of the Company, Omnicare and Purchaser may not
(1) waive the Minimum Condition, (2) reduce the number of Shares subject to the Offer, (3) reduce the price per Share to be paid in the Offer, (4) amend or add to the conditions to the Offer, (5) except as provided below, extend the Offer,
(6) change the form of or reduce the consideration payable in the Offer or (7) amend any other term of the Offer in any manner adverse to the stockholders of the Company.

    Notwithstanding the foregoing, Omnicare and Purchaser (1) shall extend the Offer for no longer than five business days at any one time, if at the scheduled or extended expiration date of the Offer any of the conditions to the Offer are not satisfied or waived, until such time as such conditions are satisfied or waived, (2) may extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the 'SEC') applicable to the Offer, (3) may extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten business days beyond the latest expiration date that would otherwise be permitted under clause
(1) or (2) of this sentence or (4) may extend the Offer for one or more subsequent offering periods of up to an additional 20 business days in the aggregate pursuant to Rule 14d-11 of the Exchange Act; provided that, in the case of clause (4) above, Purchaser shall immediately accept for payment and promptly pay for all Shares validly tendered and not properly withdrawn during the offering period in accordance with Rule 14d-11 of the Exchange Act.

3. PROCEDURES FOR TENDERING SHARES.

    The discussion set forth in Section 4 ('Procedures for Tendering Shares') of the Offer to Purchase is hereby amended and supplemented as follows:

    Tendering stockholders may continue to use the original (blue) Letter of Transmittal and the original (pink) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase, or the revised (yellow) Letter of Transmittal and the revised (grey) Notice of Guaranteed Delivery circulated with this Supplement. Although the original (blue) Letter of Transmittal previously circulated with the Offer to Purchase refers only to the Offer to Purchase, stockholders using such document to tender their Shares will nevertheless be deemed to be tendering pursuant to the amended Offer (including the amendments and supplements made by this Supplement) and will receive $5.50 per Share, net to the seller in cash, without interest and less required withholding taxes, for each Share validly tendered and not properly withdrawn and accepted for payment pursuant to the Offer, subject to the conditions of the Offer. Procedures for tendering Shares are set forth in Section 4 ('Procedures for Tendering Shares') of the Offer to Purchase.

    SHARES PREVIOUSLY VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN CONSTITUTE VALID TENDERS FOR PURPOSES OF THE OFFER. STOCKHOLDERS ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION WITH RESPECT TO SUCH SHARES IN ORDER TO RECEIVE THE INCREASED OFFER PRICE IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY PURCHASER PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED.

4. PRICE RANGE OF CLASS A COMMON STOCK; DIVIDENDS.

    The discussion set forth in Section 7 ('Price Range of Class A Common Stock; Dividends') of the Offer to Purchase is hereby amended and supplemented as follows:

    The high and low intra-day sales prices per share of the Class A Common Stock on the Over-The-Counter Bulletin Board based on published financial sources for the first fiscal quarter of 2003 were $2.92 and $0.26, respectively, and for the second fiscal quarter of 2003 were $5.43 and $1.68, respectively (through December 20, 2002). On December 20, 2002, the last full trading day prior to Omnicare amending the Offer upon the terms set forth in this Supplement, the reported closing price per share of Class A Common Stock was $5.40. The Company has not declared or paid any dividends on its stock for the periods represented above.

    WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES OF CLASS A COMMON STOCK.

5. SOURCE AND AMOUNT OF FUNDS.

    The first paragraph under Section 10 ('Source and Amount of Funds') of the Offer to Purchase is hereby amended and restated in its entirey as follows:

    The Offer is not subject to any financing conditions. We will need approximately $180 million to purchase all of the outstanding Shares (assuming the exercise of all outstanding stock options) pursuant to the Offer and to pay related fees and expenses. In addition, pursuant to the Merger Agreement, as soon as practicable after Purchaser accepts Shares for payment pursuant to the Offer, Omnicare will cause the Company (1) to repay all amounts outstanding under the Company's Credit Agreement, dated as of June 1, 1998, among the Company and the lending institutions named therein as lenders (the 'Senior Credit Facility'), which had approximately $206 million outstanding as of September 30, 2002 and (2) to redeem the Company's 5 3/4% convertible subordinated debentures, due 2004 (the '5 3/4% Notes') in accordance with their terms, of which approximately $102 million were outstanding as of September 30, 2002, plus accrued and unpaid interest and the redemption premium.

6. BACKGROUND OF THE OFFER.

    The discussion set forth in Section 11 ('Background of the Offer') of the Offer to Purchase is hereby amended and supplemented as follows:

    On August 8, 2002, Omnicare and Purchaser commenced the Offer for all of the outstanding Shares at a price of $3.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal. The Offer represented more than twice the value of the proposed transaction between the Company and Genesis Health Ventures, Inc. ('Genesis').

    Later that day, Omnicare sent a letter to the Company's board of directors announcing that it had commenced the Offer. In its letter, Omnicare pointed out that its Offer was clearly superior to the Company's proposed transaction with Genesis and had to be seriously considered by the Company's board of directors. Omnicare explained that it had commenced the Offer only after repeated attempts to contact members of the Company's senior management and board of directors were unsuccessful and that it would prefer to work together with the Company in structuring and consummating a transaction that would provide the greatest value to the Company and all of its stakeholders. Omnicare also indicated that it was prepared to execute a merger agreement that was substantively similar to the merger agreement between the Company and Genesis, dated July 28, 2002 (the 'Genesis Agreement'), but with less restrictions on the Company, and that it was willing to discuss all aspects of its proposal to acquire the Company, including structure, price and the form of consideration to be paid to the Company's stockholders. Omnicare added that its proposal was not in any way subject to financing and that it was prepared to consummate a negotiated transaction with the Company quickly.

    On August 9, 2002, the Company filed a Solicitation/Recommendation Statement on Schedule 14D-9 (the 'Schedule 14D-9') announcing that (1) it was advising its stockholders to take no action with respect to the Offer at that time, (2) the Offer was under consideration by the Company's board of directors and (3) on or before August 22, 2002, the Company would advise the stockholders of its position with respect to the Offer and the reasons for its position.

    In an effort to quickly consummate a transaction that would provide substantial value to the Company's stockholders, as well as its bondholders and other creditors, on August 15, 2002, Omnicare sent a merger agreement to the Company's board of directors, which Omnicare indicated it was willing to execute. The merger agreement was substantively similar to the Genesis Agreement, which already had been negotiated and executed by the Company, except that the merger agreement prepared by Omnicare (1) reflected Omnicare's $3.50 per Share cash offer, (2) did not include any 'break-up' fee, (3) did not require or otherwise contemplate that any stockholder of the Company would execute a voting agreement and (4) included a 'fiduciary-out,' which would enable the Company to terminate its agreement with Omnicare if it received a 'superior proposal.' Omnicare agreed in the merger agreement delivered to the Company to treat the Company's bondholders and other creditors in the same manner as they were to be treated in the Company's proposed merger with Genesis. Once again, Omnicare stated that it was willing to discuss all aspects of its proposal, including price and the form of consideration to be paid to the Company's stockholders.

    On August 20, 2002, the Company filed a Schedule 14D-9 announcing that the Company's board of directors had recommended that the Company's stockholders reject Omnicare's Offer. Omnicare issued a press release, later that day, stating that it was disappointed with the board of directors' recommendation against the Offer and that Omnicare continued to be willing to discuss with the Company all aspects of its Offer.

    On August 26, 2002, Omnicare announced that the waiting period under the HSR Act had expired with respect to the Offer.

    In response to the Company's Schedule 14D-9 filing of August 20th and certain other public statements regarding Omnicare's Offer made by the Company, on August 27, 2002, Omnicare sent a letter to the Company's board of directors pointing out that, notwithstanding the Company's statement to the contrary, Omnicare's proposal to acquire the Company was not conditioned on due diligence. The Offer, Omnicare explained, included conditions that were customary for transactions like the Offer. In addition, Omnicare reminded the Company's board of directors that its proposal was superior to the proposed transaction between the Company and Genesis and that it had committed publicly to treat the Company's bondholders and other creditors exactly as they were proposed to be treated by Genesis. Omnicare also reiterated that it was willing to discuss all aspects of its proposal to acquire the Company, including price and the form of consideration to be paid to the Company's stockholders.

    On September 6, 2002, Omnicare announced that it had extended the Offer until 12:00 Midnight, New York City time, on September 19, 2002 and that as of the close of business on September 5, 2002, approximately 58% of the outstanding shares of Class A Common Stock and less than 1% of the outstanding shares of Class B Common Stock had been tendered into the Offer.

    On September 12, 2002, the Company announced that, at its request, Genesis had provided the Company with a waiver, dated September 10, 2002, from certain provisions of the Genesis Agreement, which permitted the Company to engage in discussions with Omnicare regarding Omnicare's proposal to acquire the Company. Given the provisions of the Genesis Agreement and the Voting Agreements, the Company explained, the Company's board of directors believed that it was unlikely that a business combination with Omnicare would be consummated.

    On September 13, 2002, Joel F. Gemunder, President and Chief Executive Officer of Omnicare, together with Omnicare's legal and financial advisors, met with the Company's legal and financial advisors. During the meeting, the parties discussed the terms of Omnicare's proposal to acquire all of the outstanding shares of Class A Common Stock and Class B Common Stock. Following the meeting, Omnicare's advisors engaged in discussions from time-to-time with the Company's advisors regarding Omnicare's proposal, the terms of the merger agreement delivered to the Company by Omnicare on August 15th and a potential transaction between the Company and Omnicare.

    On September 20, 2002, Omnicare announced that it had again extended the Offer until 12:00 Midnight, New York City time, on October 3, 2002, which was again extended, on October 4, 2002, until 12:00 Midnight, New York City time, on October 21, 2002.

    Following several discussions between Omnicare's legal advisor and the Company's legal advisor regarding the terms of a potential transaction involving the Company and Omnicare, as well as certain of the provisions of the merger agreement delivered to the Company by Omnicare on August 15, 2002, on October 6, 2002, Omnicare sent the Company a revised merger agreement, which had been executed by Omnicare. As with the August 15th merger agreement, the executed merger agreement delivered by Omnicare on October 6 was substantively similar to the Genesis Agreement; however, the Omnicare merger agreement included few restrictions on the Company's board of directors. In a letter attaching the merger agreement, Omnicare set out certain material differences between the Omnicare and Genesis merger agreements:

     Omnicare agreed to pay each stockholder of the Company $3.50 per Share in cash, which represented more than twice the value of the consideration to be paid to the stockholders in the proposed transaction with Genesis.

     The Omnicare merger agreement provided for a tender offer followed by a merger, which had the benefit of providing the Company's stockholders with $3.50 per Share more quickly than in a one-step merger, like the transaction proposed by Genesis. In fact, the Company's stockholders could receive the consideration as soon as ten business days after Omnicare's tender offer was amended to reflect the terms of the Omnicare merger agreement.

     Unlike the Genesis Agreement, the Omnicare merger agreement did not include a 'break-up' fee or other provisions intended to preclude a superior proposal and provided the Company with a 'fiduciary-out' of the merger agreement, which enabled the Company to terminate the Omnicare merger agreement in order to accept a superior proposal.

    By delivering an executed merger agreement, Omnicare agreed to be bound by terms of the agreement for the time period set forth in the letter attaching the agreement, and the Company was advised that it could accept the Omnicare merger agreement by simply executing and returning a copy of the agreement to Omnicare within the time period specified in Omnicare's cover letter.

    On October 8, 2002, the Company announced that it was in the process of reviewing the terms and conditions of the Omnicare merger agreement with its financial and legal advisors, in light of the Company's then-current contractual commitments with Genesis. The Company further announced that neither the Company's board of directors nor the committee of the Company's board of directors comprised of outside directors (the 'Special Committee') had taken any action with respect to Omnicare's October 6th letter or the executed merger agreement attached to the letter and, accordingly, their recommendation to reject Omnicare's Offer and not tender their Shares pursuant to the Offer remained unchanged. The Company also announced that the Special Committee and the Company's board of directors reserved the right to revise their recommendation as a result of Omnicare's letter, the Omnicare merger agreement or any other changed circumstances.

    On October 22, 2002, the Company issued a press release announcing that the Company's board of directors had withdrawn its recommendation that the Company's stockholders vote in favor of the merger with Genesis. In response to this announcement by the Company, Genesis announced that the decision of the Company's board of directors to withdraw their recommendation in favor of the merger with Genesis did not affect the binding nature of either the Genesis Agreement or the Voting Agreements and that, therefore, Genesis was confident that its proposed merger with the Company would still be consummated. On that same date, Omnicare announced that it had extended the Offer until 12:00 Midnight, New York City time, on November 4, 2002.

    On October 25, 2002, the Court of Chancery of the State of Delaware (the 'Chancery Court') issued a ruling with respect to Omnicare's fiduciary duty claims against the Company, its board of directors, Genesis and Geneva Sub, a wholly-owned subsidiary of Genesis. The Chancery Court held that, because Omnicare was not a stockholder of the Company on July 28, 2002, the date on which the Company's board of directors approved the Genesis Agreement and the Voting Agreements, it did not have standing to assert claims that the Company's directors breached their fiduciary duties. As a result, the court dismissed Omnicare's fiduciary duty claims. On October 28, 2002, Omnicare issued a press release regarding the court's decision. See Section 11 ('Legal Proceedings') of this Supplement.

    On October 29, 2002, the Chancery Court issued a ruling denying a motion for summary judgment made by Omnicare as to the first count of Omnicare's complaint, which sought a declaration that the execution of the Voting Agreements by Jon H. Outcalt and Kevin B. Shaw, in connection with the proposed Genesis merger, resulted in the automatic conversion of their shares of Class B Common Stock (ten votes per share) into shares of Class A Common Stock (one vote per share), and granted summary judgment in favor of the defendants. On October 30, 2002, Omnicare issued a press release regarding the court's decision. In its press release, Omnicare indicated that it intended to file an appeal with respect to the court's October 25 and 29 rulings and seek an expedited decision on its appeal. See Section 11 ('Legal Proceedings') of this Supplement.

    On November 1, 2002, Genesis filed an amendment to its registration statement on Form S-4, which was initially filed on August 29, 2002, relating to the proposed acquisition of the Company, which included, among other things, the unanimous recommendation of the Company's board of directors that the stockholders of the Company vote against the merger with Genesis.

    On November 5, 2002, Omnicare announced that it had extended the Offer until 12:00 Midnight, New York City time, on November 18, 2002, which was again extended, on November 19, 2002, until 12:00 Midnight, New York City time, on December 3, 2002.

    On November 22, 2002, the Chancery Court issued an order denying a motion brought by certain stockholders of the Company, on behalf of all of the Company's stockholders, for a preliminary injunction seeking to enjoin the acquisition of the Company by Genesis on the grounds that the members of the Company's board of directors breached their fiduciary duties in approving the Genesis transaction. In a press release issued on November 25, 2002, Omnicare indicated that the stockholder-plaintiffs planned to seek an expedited appeal with respect to the Chancery Court's ruling. On November 26, 2002, the Chancery Court and the Supreme Court of the State of Delaware (the

'Supreme Court') denied the Company stockholder-plaintiffs' application for an interlocutory appeal from the November 22, 2002 decision of the Chancery Court denying their motion for a preliminary injunction in the consolidated shareholders litigation brought against the Company. See Section 11 ('Legal Proceedings') of this Supplement.

    On December 3, 2002, the Supreme Court ordered that Omnicare's appeals from orders of the Chancery Court's rulings on October 25 and 29, which had been heard earlier that day by a panel of three Supreme Court Justices, be reheard and determined by the entire Supreme Court sitting en banc on December 4, 2002. See Section 11 ('Legal Proceedings') of this Supplement.

    On December 4, 2002, Omnicare announced that it had extended the Offer until 12:00 Midnight, New York City time, on December 12, 2002.

    Later that day, the Supreme Court issued an order (1) vacating its November 26th order denying the Company stockholder-plaintiffs' application for an interlocutory appeal from the Chancery Court order denying their Motion for a Preliminary Injunction and granting the plaintiffs' application for an interlocutory appeal from that order and (2) finding that, because the Company stockholder-plaintiffs' appeal and Omnicare's appeals arose from the same operative facts, they should, therefore, be consolidated and heard by the court at the same time. The consolidated appeals were scheduled to be heard by the Supreme Court sitting en banc on December 10, 2002. See Section 11 ('Legal Proceedings') of this Supplement. On December 5, 2002, Omnicare issued a press release relating to the Supreme Court's December 4, 2002 orders.

    On December 4, 2002, the Company announced that, as a result of the Supreme Court's order, it was postponing its stockholder meeting to consider the merger of the Company and Genesis, which was scheduled for December 5, 2002, until December 12, 2002.

    On December 6, 2002, the Company's financial advisor discussed Omnicare's proposal to acquire the Company with Mr. Gemunder. During the conversation, the Company's financial advisor suggested that Omnicare consider increasing its Offer to acquire the Company.

    On December 9, 2002, Omnicare sent a letter to the board of directors of the Company again reiterating that Omnicare was willing to discuss all aspects of its Offer, including the price to be paid to the Company's stockholders in a transaction with Omnicare. In the letter, Mr. Gemunder invited the directors or their advisors to call Omnicare or its advisors regarding Omnicare's proposal.

    On December 10, 2002, the Supreme Court ordered that the Chancery Court enter a preliminary injunction precluding the implementation of the merger of the Company and Genesis. In its order, the Supreme Court (1) reversed the order of the Chancery Court, dated November 22, 2002, denying the stockholder-plaintiffs' application for a preliminary injunction, (2) reversed the Chancery Court's order, dated October 29, 2002, dismissing Omnicare's claim that Messrs. Outcalt's and Shaw's shares of Class B Common Stock (ten votes per share) automatically converted into shares of Class A Common Stock (one vote per share) when the Voting Agreements were executed and granting summary judgment in favor of defendants with respect to this claim, to the extent that the Chancery Court's decision permitted implementation of the Voting Agreements contrary to the Supreme Court's order on the Company stockholder-plaintiffs' fiduciary duty claims, (3) dismissed Omnicare's appeal as to standing on the ground that the appeal was moot and (4) remanded the case to the Chancery Court for the entry of a preliminary injunction precluding the implementation of the merger of the Company and Genesis. Later that day, Genesis issued a press release announcing the Supreme Court's order. See Section 11 ('Legal Proceedings') of this Supplement.

    On December 11, 2002, Omnicare and the Company each issued press releases relating to the Supreme Court's December 10th order. Later that day, the Chancery Court, at the direction of the Supreme Court, entered an order enjoining the Company, Genesis and anyone acting in concert with either of them from taking any actions to consummate, implement, effectuate, validate or enforce the Genesis Agreement, including, without limitation, presenting the Genesis Agreement to the Company's stockholders for approval. See Section 11 ('Legal Proceedings') of this Supplement.

    After the Chancery Court issued the preliminary injunction, the Company announced that the special meeting of stockholders to consider the Genesis Agreement was postponed.

    Later that day, on December 11, 2002, the Company's advisors contacted Omnicare's advisors to discuss Omnicare's offer, the terms of the executed merger agreement, which was delivered to the Company by Omnicare on October 6th, and the preliminary injunction issued by the Chancery Court. Omnicare, through its financial advisor, also had a preliminary discussion with Genesis concerning their respective efforts to acquire the Company, including the possibility of Genesis terminating the Genesis Agreement.

    Also on December 11, 2002, representatives of Genesis contacted representatives of the Company and offered to increase the consideration to be paid by Genesis in a merger with the Company to $3.50 per Share in Genesis common stock. Under the original terms of the Genesis Agreement, Company stockholders would have received 0.1 of a share of Genesis common stock for each Share held by the stockholder. Based on the closing price of Genesis common stock on December 11, 2002, the original Genesis transaction consideration had a value of approximately $1.65 per Share.

    On December 12, 2002, Omnicare extended the Offer until 12:00 Midnight, New York City time, on December 27, 2002.

    On December 12, 2002, Omnicare was advised of Genesis' revised offer. Later that day, the Omnicare board of directors met telephonically, with Omnicare's legal and financial advisors participating in the meeting, to review the status of Omnicare's Offer and its proposal to acquire the Company, to discuss the increased Genesis offer and to consider Omnicare's response to the increase, including whether Omnicare should increase its Offer. Following discussion among Omnicare's board of directors and Omnicare's legal and financial advisors, the board of directors unanimously approved increasing the Offer price to $5.50 per Share and authorized management to send the Company a revised merger agreement executed by Omnicare to reflect the increased offer price. The Omnicare board of directors also authorized management to negotiate further, if necessary, the terms of the merger agreement with the Company and its advisors.

    Subsequently, on December 12, 2002, Omnicare sent the Company a revised merger agreement, which, again, was executed by Omnicare and reflected Omnicare's offer to acquire all of the outstanding Shares for $5.50 per Share in cash. Given the increased offer price, the revised merger agreement included a break-up fee proportionate to the break-up fee in the Genesis Agreement, but was otherwise substantially identical to the merger agreement delivered to the Company by Omnicare on October 6th. The Company was informed that it could accept the revised merger agreement by executing and returning a copy of the agreement to Omnicare within the time period set forth in the letter attaching the revised agreement.

    On December 13, 2002, the Company invited Omnicare and Genesis each to submit its 'best and highest offer' to acquire all of the outstanding shares of Class A Common Stock and Class B Common Stock of the Company by 6:00 p.m. (E.S.T.) on December 15, 2002. In addition, the Company provided Omnicare and Genesis with Rules and Procedures for Submission of Proposals for the Company setting forth the rules and procedures established by the Company for the submission of proposals.

    Following receipt of the request for proposals from the Company, Genesis contacted Omnicare's financial advisor on December 15, 2002, and stated that it was considering terminating the Genesis Agreement. Thereafter, Genesis and Omnicare discussed termination of the Genesis Agreement by Genesis and negotiated and executed a Termination and Settlement Agreement, dated as of December 15, 2002 (the 'Termination Agreement'). The Termination Agreement provided for, among other things, the termination by Genesis of the Genesis Agreement in accordance with its terms by sending written notice of such termination to the Company on December 16, 2002 (which would also result in termination of the Voting Agreements). In addition, Genesis and Omnicare each agreed to release the other party from any claims arising from the Genesis Agreement and not to commence any action against the other party arising out of or in connection with the Genesis Agreement. Omnicare also agreed that, prior to the closing of a transaction with the Company, it would pay Genesis an amount in cash equal to $22 million less any termination fees paid by or on behalf of the Company to Genesis under the Genesis Agreement. Omnicare then informed NCS of the Termination Agreement and that Omnicare would not raise its bid above $5.50 per Share.

    On December 16, 2002, Omnicare and Genesis each issued press releases announcing the execution of the Termination and Settlement Agreement. On the same day, Genesis provided the Company with written notice of its termination of the Genesis Agreement. On December 16 and 17, 2002, representatives of the Company and Omnicare discussed Omnicare's proposal to acquire the Company and negotiated certain terms of the Merger Agreement.

    On the morning of December 18, 2002, Omnicare and the Company announced that they had executed the Merger Agreement on December 17, 2002. The Company also announced that its board of directors unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer.

7. PURPOSE AND STRUCTURE OF THE OFFER; PLANS FOR THE COMPANY.

    The discussion set forth in Section 12 ('Purpose and Structure of the Offer; Plans for the Company -- Purpose of the Offer') of the Offer to Purchase is hereby amended and restated in its entirety as follows:

    PURPOSE OF THE OFFER. The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of the Company. Purchaser currently intends, promptly after the consummation of the Offer, to designate a majority of the directors to the Company's board of directors, as provided in the Merger Agreement. In the Merger Agreement, Omnicare and the Company have agreed to effect the Proposed Merger in accordance with the provisions of the Merger Agreement as promptly as practicable following the consummation of the Offer.

    If Purchaser owns 90% or more of the outstanding shares of each class of Shares, following consummation of the Offer, Purchaser intends to consummate the Proposed Merger as a 'short-form' merger pursuant to Section 253 of the DGCL. Under such circumstances, neither the approval of any holder of Shares (other than Purchaser) nor the Company's board of directors would be required. Upon consummation of the Proposed Merger, the Company will become a wholly-owned subsidiary of Omnicare.

    If Purchaser owns less than 90% of the outstanding shares of each class of Shares, following the consummation of the Offer, the Company's board of directors will be required to submit the Proposed Merger to the Company's stockholders for approval at a stockholders' meeting convened for that purpose in accordance with Delaware law. If the Minimum Condition is satisfied, we will, upon consummation of the Offer, have sufficient voting power to ensure approval of the Proposed Merger at the stockholders' meeting without the affirmative vote of any other stockholder.

8. THE MERGER AGREEMENT.

    The following is a summary of the material provisions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed with the SEC as Exhibit (d)(2) to the Schedule TO, and is incorporated herein by reference. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized below.

    THE OFFER. The Merger Agreement provides that, subject to the provisions of the Merger Agreement, Omnicare and Purchaser have agreed to amend the Offer
(1) to increase the price per Share to be paid pursuant to the Offer from $3.50 per Share to $5.50 per Share, net to the seller in cash, without interest thereon and less required withholding taxes and (2) to amend and restate the conditions to the Offer as set forth in their entirety in Section 9 ('Conditions to the Offer') of this Supplement. Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the other conditions described in Section 9 ('Conditions to the Offer') of this Supplement. The Merger Agreement provides that each stockholder of the Company who tenders Shares in the Offer will receive $5.50 for each Share tendered, net to the holder in cash, without interest and less required withholding taxes. Omnicare and Purchaser each reserve the right to modify the terms of the Offer, except that, without the consent of the Company, Omnicare and Purchaser have agreed that they will not:

     waive the Minimum Condition;

     reduce the number of Shares subject to the Offer;

     reduce the price per Share to be paid in the Offer;

     amend or add conditions to the Offer;

     except as provided below, extend the Offer;

     change the form of or reduce the consideration to be paid in the Offer; or

     amend any other term of the Offer in any manner adverse to the stockholders of the Company.

    EXTENSIONS OF THE OFFER. Pursuant to the Merger Agreement, Omnicare and Purchaser (1) shall extend the Offer for no longer than five business days at any one time, if at the scheduled or extended expiration date of the Offer any of the conditions to the Offer are not satisfied or waived, until such time as such conditions are satisfied or waived, (2) may extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer or (3) may extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten business days beyond the latest expiration date that would otherwise be permitted under clause (1) or
(2) of this sentence.

    The Merger Agreement obligates Purchaser to accept for payment, as promptly as permitted under applicable law, and pay for, as promptly as practicable after the date on which Purchaser first accepts Shares for payment in the Offer (the 'Acceptance Date'), all Shares validly tendered (and not properly withdrawn) in the Offer.

    SUBSEQUENT OFFERING PERIOD. If at the expiration of the Offer all conditions of the Offer have been satisfied or waived and Purchaser has accepted for payment all Shares tendered in the Offer, the Merger Agreement permits Omnicare and Purchaser to provide for, in compliance with applicable law, subsequent offering periods of up to an additional 20 business days in the aggregate.

    DIRECTORS. The Merger Agreement provides that, promptly upon the acceptance for payment of Shares pursuant to the Offer, Omnicare and Purchaser will be entitled to designate a majority of the directors to the board of directors of the Company. The Company is required under the Merger Agreement to take all actions necessary to cause Omnicare's and Purchaser's designees to be elected or appointed to the board of directors of the Company. Subject to applicable law and applicable stock exchange regulations, the Company will also cause individuals designated by Omnicare and Purchaser to constitute a majority of the members on each committee of the board of directors of the Company and the board of directors of each subsidiary of the Company (and each committee thereof). The Merger Agreement provides that following the election or appointment of Omnicare's and Purchaser's designees to the Company's board of directors, until such time as the Proposed Merger becomes effective (the 'Effective Time'), the Company's board of directors must have at least two directors who were directors on the date of the Merger Agreement and who are not officers or employees of the Company (the 'Non-Employee Directors').

    Following the election or appointment of Omnicare's and Purchaser's designees to the board of directors of the Company and until the Effective Time, the approval of a majority of the Non-Employee Directors will be required to authorize:

     any amendment or termination of the Merger Agreement by the Company;

     any exercise or waiver of any of the Company's rights or remedies under the Merger Agreement;

     any extension of the time for performance of Omnicare's and Purchaser's respective obligations under the Merger Agreement; and

     any agreement with Omnicare, Purchaser or their respective affiliates that would prevent or materially delay the consummation of the Proposed Merger.

    THE MERGER. The Merger Agreement provides that, at the Effective Time, Purchaser will be merged with and into the Company in accordance with the DGCL. At that time, the separate existence of Purchaser will cease, and the Company will continue as a wholly-owned subsidiary of Omnicare (the 'Surviving Corporation').

    Under the terms of the Merger Agreement, at the Effective Time, each Share then outstanding will be converted into the right to receive an amount in cash equal to the per Share amount paid in the Offer, without interest and less required withholding taxes. Notwithstanding the foregoing, the Merger Consideration will not be payable in respect of Shares held in the treasury of the Company, Shares held by any subsidiary of the Company, Shares held by Omnicare or any of its subsidiaries and Dissenting

Shares held by stockholders who have properly perfected appraisal rights under
Section 262 of the DGCL.

    STOCK OPTIONS. The Merger Agreement provides that, prior to the Effective Time, Omnicare and the Company shall take all such actions necessary to cause each unexpired and unexercised outstanding option granted or issued under the Company stock option or equity-incentive plans in effect on the date of the Merger Agreement (each, a 'Company Option') to be automatically converted at the Effective Time into the right to receive an amount in cash (less any required tax withholdings) determined by multiplying (1) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Option by (2) the number of Shares subject to such Company Option (each, an 'Option Payment'). Prior to the Effective Time, the Company shall obtain any consents from holders of the Company Options to make any amendments to the terms of the applicable stock option plans or arrangements that are necessary to give effect to the transactions described above. An Option Payment may be withheld in respect of any Company Option until the necessary consent is obtained. The conversion of a Company Option into the right to receive the payment shall be deemed a cancellation of such Company Option and a release of any and all rights the holder had or may have had in respect of such Company Option. As a result, any Company Option with a per share exercise price equal to or in excess of $5.50 (or such higher price as is paid in the Offer) will be cancelled without payment. Omnicare and the Company shall use reasonable efforts to take the actions described above as soon as practicable following the Acceptance Date.

    APPRAISAL RIGHTS. See Section 16 ('Certain Legal Matters; Regulatory Approvals -- Appraisal Rights') of the Offer to Purchase.

    REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, Omnicare and Purchaser have made customary representations and warranties to the Company, including representations relating to organization and standing, corporate power and authority, no conflicts, consents and approvals, information supplied, litigation and Purchaser's operations.

    In addition, pursuant to the Merger Agreement, the Company has made customary representations and warranties to Omnicare and Purchaser, including representations relating to organization and standing, subsidiaries, corporate power and authority, capitalization, no conflicts, consents and approvals, brokerage and finder's fees and expenses, SEC documents, information supplied, compliance with law, litigation, absence of changes, taxes, intellectual property, title to and condition of properties, employee benefit plans, contracts, labor matters, undisclosed liabilities, licenses, permits and compliance, institutional pharmacy business, environmental matters, accounts receivable, accounts payable, inventories, insurance, opinion of the Company's financial advisor, related parties, the Company's board of directors' approval and the Company stockholders' approval, Section 203 of the DGCL and no rights agreement.

    Certain of the representations and warranties made by Omnicare and the Company are qualified by 'materiality' or 'Material Adverse Effect.' For purposes of the Merger Agreement and this Supplement, the term 'Material Adverse Effect' means (1) with respect to the Company, any change, event, occurrence, effect or state of facts that, individually or aggregated with other such matters, (a) is materially adverse to the business, assets (including intangible assets), properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (b) materially impairs the ability of the Company to perform its obligations under the Merger Agreement or ability to consummate the Offer or the Proposed Merger or otherwise materially delay consummation of the Offer or the Proposed Merger or (2) with respect to Omnicare, any change, event, occurrence, effect or state of facts that, individually or aggregated with other such matters, materially impairs the ability of Omnicare to perform its respective obligations under the Merger Agreement or ability to consummate the Offer or the Proposed Merger or otherwise materially delays consummation of the Offer or the Proposed Merger; provided that none of the following shall be considered in determining whether a Material Adverse Effect has occurred (a) with respect to the Company, any adverse change in the stock price of the Company, and with respect to Omnicare, any adverse change in the stock price of Omnicare; (b) with respect to either party, any adverse change, event, circumstance, development or effect resulting from a change in general economic, industry or financial market conditions (including a change in general economic, industry or financial market conditions resulting from any acts of terrorism or war) to the extent that such adverse change, event, circumstance, development or effect does not disproportionately affect the relevant party and its subsidiaries; (c) with respect to either party, any adverse change, event, circumstance, development or effect resulting from a breach of the Merger Agreement by the other party and (d) with respect to either party, any adverse change, event, circumstance, development or effect directly resulting from the announcement or pendency of the Offer and the Proposed Merger, including the loss by such party or any of its subsidiaries of any of such party's customers or employees.

    REASONABLE EFFORTS; NOTIFICATION. The Merger Agreement provides that each of Omnicare and the Company will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, including (1) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from governmental authorities and the making of all other necessary registrations and filings, (2) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Offer and the Proposed Merger that are necessary to consummate the transactions contemplated by the Merger Agreement or required to prevent a Material Adverse Effect on Omnicare or the Company from occurring prior to or after the Effective Time, (3) the preparation of the proxy statement or information statement relating to the vote of the Company's stockholders with respect to the Merger Agreement, if required, (4) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement and (5) the providing of all such information concerning such party, its subsidiaries, its affiliates and its subsidiaries' and affiliates' officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in this paragraph.

    Notwithstanding anything to the contrary in the Merger Agreement, at the request of Omnicare, the Company and its subsidiaries shall agree to hold separate (including by trust or otherwise) or to divest any of their respective businesses, subsidiaries or assets, or to take or agree to take any action with respect to, or agree to any limitation on, any of their respective businesses, subsidiaries or assets; provided that any such action is conditioned upon the consummation of the Offer and the Proposed Merger. The Company agrees that neither it nor any of its subsidiaries shall, without Omnicare's prior written consent, agree to hold separate (including by trust or otherwise) or to divest any of their respective businesses, subsidiaries or assets, or to take or agree to take any action with respect to, or agree to any limitation on, any of their respective businesses, subsidiaries or assets. Notwithstanding anything to the contrary in the Merger Agreement, Omnicare and its subsidiaries shall not be required to hold separate (including by trust or otherwise) or to divest any of the respective businesses, subsidiaries or assets of Omnicare and any of its subsidiaries and/or the Company and any of its subsidiaries, or to take or agree to take any action with respect to, or agree to any limitation on, any of their respective businesses in order to satisfy any of their respective obligations under the Merger Agreement.

    The Merger Agreement further provides that Omnicare and the Company shall, promptly upon receiving knowledge thereof, deliver to the other party written notice of any event or development that would (1) render any statement, representation or warranty of Omnicare or the Company, as the case may be, in the Merger Agreement inaccurate or incomplete in any material respect or (2) constitute or result in a breach by Omnicare or the Company, as the case may be, of, or a failure by Omnicare or the Company, as the case may be, to comply with any agreement or covenant in the Merger Agreement; provided that no such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

    OUTSTANDING NOTES AND CREDIT AGREEMENT. The Merger Agreement provides that if the Company takes all actions as are required to be taken in advance of the Acceptance Date, including, without limitation, providing any required notices in order to permit the Company to redeem the 5 3/4% convertible subordinated debentures, due 2004, of the Company (the '5 3/4% Notes') as soon as practicable following the Acceptance Date in accordance with the terms of the Indenture, dated as of August 13, 1997, relating to the 5 3/4% Notes (the 'Indenture'), Omnicare shall cause the Company to redeem the 5 3/4% Notes, in accordance with the terms of the Indenture, as soon as practicable following the Acceptance Date.

    The Merger Agreement further provides that if the Company takes all actions as are required to be taken in advance of the Acceptance Date in order to permit the Company to repay on, or as soon as practicable following, the Acceptance Date, all amounts outstanding under the Credit Agreement, dated as of June 1, 1998, among the Company, KeyBank National Association and the other lenders named therein, as amended (the 'Credit Agreement'), on such date, including, without limitation, (1) providing any required notices on a timely basis, (2) obtaining a payoff letter, in a form reasonably satisfactory to Omnicare and (3) obtaining a release, in a form reasonably satisfactory to Omnicare, of any and all liens under or related to the Credit Agreement and the return of any collateral under the Credit Agreement, Omnicare shall cause the Company to repay the Credit Agreement as soon as practicable following the Acceptance Date.

    MUTUAL RELEASE. Pursuant to the Merger Agreement, each of Omnicare and its affiliates on the one hand and the Company and its affiliates on the other hand, agreed to a mutual release from all past, present, and future claims and any liabilities of any kind arising from the Genesis Agreement and/or the action filed in the Court of Chancery of the State of Delaware in and for New Castle County captioned Omnicare v. NCS HealthCare, Inc., et al., CA. No. 19800 and the action filed in the United States District Court for the Northern District of Ohio (Eastern Division) captioned NCS HealthCare, Inc. v. Omnicare, Inc., Case No. 1:02CV1635.

    INDEMNIFICATION OF DIRECTORS AND OFFICERS. The Merger Agreement provides that, from and after the Acceptance Date, Omnicare shall cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's amended and restated certificate of incorporation or the Company's by-laws as in effect as of the date of the Merger Agreement.

    The Merger Agreement further provides that, Omnicare shall use all reasonable efforts to cause the Surviving Corporation or Omnicare to maintain in effect the Company's fully paid existing directors' or officers' liability insurance and, to the extent the existing policy cannot be maintained, to obtain for a period of six years after the Effective Time, policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time, with substantially the same coverage and containing substantially similar terms and conditions as existing policies; provided that neither the Surviving Corporation nor Omnicare shall be required to pay an aggregate premium for such insurance coverage in excess of 200% of the amount of such premium on the date of the Merger Agreement, but in such case shall purchase as much coverage as reasonably practicable for such amount.

    EMPLOYEE BENEFITS. The Merger Agreement provides that, for a period of 12 months after the date of the closing of the Proposed Merger (the 'Closing Date'), Omnicare or the Surviving Corporation shall provide employees of the Surviving Corporation with (1) wages or salaries, and commissions, as applicable and (2) employee pension and welfare benefits, in each case, that are substantially similar in the aggregate to those provided to such employees immediately prior to the Closing Date or those provided to similarly situated employees of Omnicare and its affiliates or their subsidiaries at the sole discretion of Omnicare. Subject to the preceding sentence, Omnicare and the Surviving Corporation shall have the right to amend or terminate any benefit plan, program or arrangement. Notwithstanding any provision in the Merger Agreement to the contrary, nothing shall prevent, limit or restrict in any way Omnicare's or the Surviving Corporation's right to terminate the employment or services of any person at any time following the Closing Date, nor shall it be construed as a guarantee of employment to any person.

    MAINTENANCE OF OPERATIONS AT BEACHWOOD LOCATION. The Merger Agreement provides that Omnicare shall cause the Surviving Corporation to maintain business operations at the Beachwood, Ohio facility for a period of one year from the Closing Date.

    PAYMENTS PURSUANT TO THE GENESIS MERGER AGREEMENT. The Merger Agreement provides that at such time as the Company becomes obligated to pay a termination fee pursuant to the Genesis Agreement, Omnicare will make a cash payment to the Company of an equal amount to the amount payable by the Company to Genesis pursuant to Section 7.2 of the Genesis Agreement (the 'Genesis Payment'). The Genesis Payment shall be returned to Omnicare immediately upon the earliest to occur of the following: (1) at such time as the termination fee provided for in the Merger Agreement is payable to Omnicare; (2) the termination of the Merger Agreement by Omnicare pursuant to paragraph (e) under 'Termination' below or
(3) the termination of the Merger Agreement by the Company other than pursuant to (i) paragraph (d) under 'Termination' below or (ii) after the Outside Date (as defined below), pursuant to paragraphs (b) or (f) under 'Termination' below. Pursuant to this provision, on December 18, 2002, Omnicare reimbursed to the Company the $6 million termination fee paid by the Company to Genesis upon the termination of the Genesis Agreement.

    EMPLOYMENT ARRANGEMENTS. The Merger Agreement provides that Omnicare agrees to be bound by the terms of the employment agreements and arrangements solely between the Company and its employees set forth in the Company's public filings with the SEC prior to the date of the Merger Agreement (other than the Binding Term Sheet Agreement among Jon H. Outcalt, the Company and Genesis Health Ventures, Inc., dated July 28, 2002, or any other agreement or arrangement that Omnicare determines, after consultation with its legal advisor, could result in a violation of Rule 14d-10 under the Exchange Act).

    THE COMPANY STOCKHOLDER MEETING. If approval of the Company's stockholders of the Proposed Merger is required by law, the Company has agreed in the Merger Agreement to (1) as promptly as practicable following the expiration of the Offer, take all action necessary to hold a special meeting of stockholders on the earliest practicable date determined in consultation with Omnicare for the purpose of voting on the adoption of the Merger Agreement and (2) take all lawful action to solicit the approval of its stockholders in favor of adoption of the Merger Agreement. Regardless of whether the board of directors of the Company changes, withdraws or modifies its recommendation for the Proposed Merger, or an Acquisition Proposal or Superior Proposal (each as defined in 'Acquisition Proposals' below) is commenced, publicly proposed or disclosed or communicated to the Company, the Company has agreed to submit the Merger Agreement to the stockholders for their approval.

    CONDUCT OF THE COMPANY. The Merger Agreement provides that, until such time as Omnicare's designees shall constitute a majority of the members of the board of directors of the Company, the Company shall conduct its operations in the ordinary course consistent with past practice, and shall use all commercially reasonable efforts to maintain and preserve its business organization and its material rights and to retain the services of its officers and key employees and maintain relationship with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition. Without limiting the foregoing, during the period from the date of the Merger Agreement until such time as Omnicare's designees shall constitute a majority of the members of the board of directors of the Company, the Company and each of its subsidiaries shall not, except as otherwise expressly contemplated by the Merger Agreement or as set forth in the Company's public filings with the SEC filed prior to the date of the Merger Agreement, without the prior written consent of Omnicare:

     (a) do or effect any of the following actions with respect to its securities: (1) adjust, split, combine or reclassify its capital stock,
         (2) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock (other than dividends or distributions from any directly or indirectly wholly-owned subsidiary of the Company to the Company or another directly or indirectly wholly-owned subsidiary of the Company) or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (3) grant any person any right or option to acquire any shares of its capital stock, (4) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of Company Options that are outstanding as of the date of the Merger Agreement) or (5) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of the Company capital stock;

     (b) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any non-de minimis portion of its property or assets other than in the ordinary course of business consistent with past practice;

     (c) make or propose any changes in its certificate of incorporation, by-laws or other similar governing documents;

     (d) merge or consolidate with any other person or dissolve, liquidate, restructure or otherwise alter the corporate structure of the Company or any of its subsidiaries;

     (e) acquire a material amount of assets or capital stock of any other person;

     (f) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other person other than trade payables in the ordinary course of business, consistent with past practice;

     (g) create any subsidiaries;

     (h) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice with respect to non-officer employees of the Company (except for severance agreements, which, in all cases, shall require the prior written consent of Omnicare), or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee, except as may be required by applicable law or existing contractual arrangements disclosed to Omnicare prior to the date of the Merger Agreement, or grant, reprice, or accelerate the exercise or payment of any Company Options or other equity-based awards;

     (i) enter into, adopt or amend any employee benefit plan of the Company, except as shall be required by applicable law;

     (j) take any action that could give rise to severance benefits (including payments under any employment, consulting, severance, salary continuation, change in control, parachute or similar agreements or employee benefit plan of the Company), including taking any action that could give rise to a claim of 'good reason' termination or similar claim by any such person;

     (k) change any material method or principle of tax or financial accounting, except to the extent required by law or generally accepted accounting principles as advised by the Company's regular independent accountants;

     (l) settle any actions, whether now pending or made or brought after the date of the Merger Agreement involving, individually or in the aggregate, an amount in excess of $250,000;

     (m) modify, amend or terminate, or waive, release or assign any material rights or claims, or fail to exercise a right of renewal, with respect to, any material agreement or other contract to which the Company or a subsidiary is a party or any confidentiality agreement to which the Company or a subsidiary is a party;

     (n) enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice (other than as permitted in 'Acquisition Proposals' below);

     (o) make any change to the terms of payment or payment practices that, individually or in the aggregate, amounts to a material change to the terms of payment or payment practices with respect to a non-de minimis portion (by dollar value or number of customers or number of suppliers) of the Company's accounts receivable or accounts payable;

     (p) incur, make or commit to any capital expenditures not provided for in the Company's annual capital expenditures budget, which has been approved by the board of directors of the Company prior to the date of the Merger Agreement;

     (q) fail to use all commercially reasonable efforts to collect the Company's outstanding receivables;

     (r) generate, create or allow any receivables other than in the ordinary course of business consistent with past practice;

     (s) other than with respect to transactions between the Company and its directly or indirectly wholly-owned subsidiaries or between two or more of the Company's directly or indirectly wholly-owned subsidiaries, make any payments in respect of policies of directors' and officers' liability insurance other than premiums paid in respect of its current policies not in excess of the amount paid prior to the date of the Merger Agreement;

     (t) make any payment to, or engage in any transaction with, or guarantee or assume any obligation or indebtedness of, or relieve any obligation to the Company or any of its subsidiaries of, any affiliate of the Company, or any affiliate of any such affiliate of the Company, other than pursuant to employee benefit plans of the Company (to the extent permissible in light of clause (h) above) and other than reimbursement for or advancement of routine expenses;

     (u) incur, make or commit to any fees related to the Merger Agreement and the transactions contemplated thereby (including fees of attorneys, accountants and investment bankers, including regular fees and any success-based fees or fees contingent upon such transactions) such that the aggregate of such fees that are incurred, made or committed during the period from the date of the Merger Agreement until such time as Omnicare's designees shall constitute a majority of the members of the board of directors of the Company and are payable as of the Closing Date or, thereafter, as a result of the Closing exceeds $2,000,000;

     (v) enter into or carry out any other material transaction other than in the ordinary and usual course of business;

     (w) except in the ordinary course of business consistent with past practice
         (1) make, revoke or amend any material tax election, (2) settle or compromise any material claim or assessment with respect to taxes, but only if such settlement or compromise would either individually result in a tax liability in excess of $250,000 or in combination with all other material tax claims or assessments settled or compromised since the date of the Merger Agreement result in aggregate tax liabilities in excess of $250,000, (3) execute any consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any material taxes or (4) amend any material tax returns except in connection with the settlement or compromise of a claim or assessment that would not either individually result in a tax liability in excess of $250,000 or in combination with all other material tax claims or assessments settled or compromised since the date of the Merger Agreement result in aggregate tax liabilities in excess of $250,000;

     (x) other than pursuant to the Merger Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries that is inconsistent with the prompt consummation of the transactions contemplated by the Merger Agreement, or otherwise would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

     (y) make any payment or distribution to, on or in respect of, or set aside any funds or establish any 'sinking' or similar fund for or in respect of the 5 3/4% Notes, whether in respect of interest, repayment of principal or otherwise;

     (z) take any action that could reasonably be expected to result in the representations and warranties under 'Representations and Warranties' above becoming false or inaccurate in any material respect;

     (aa) permit or cause any of its subsidiaries to do any of the foregoing or agree or commit to do any of the foregoing; or

    (bb) agree in writing or otherwise to take any of the foregoing actions.

    ACQUISITION PROPOSALS. From the date of the Merger Agreement until the earlier of the time Omnicare's designees shall constitute a majority of the members of the board of directors of the Company or the termination of the Merger Agreement in accordance with its terms, the Company has agreed that it and its subsidiaries will not, and the Company and its subsidiaries will not, permit their representatives to:

     solicit, initiate, encourage (including by way of furnishing information), knowingly facilitate or induce (directly or indirectly) any inquiries with respect to, or the making, submission or announcement of, any proposal that constitutes, or could reasonably be expected to result in, a proposal or an offer for an Acquisition Proposal;

     participate in any discussions or negotiations regarding, or furnishing to any person any nonpublic information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, an Acquisition Proposal;

     approve, endorse or recommend any Acquisition Proposal; or

     enter into any letter of intent or similar document or contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby.

    In addition, the Merger Agreement provides that within two business days after receipt of an Acquisition Proposal or any request for nonpublic information or inquiry that the Company reasonably believes could lead to an Acquisition Proposal, the Company shall provide Omnicare with (1) notice of the material terms and conditions of, (2) the identity of the person making any and
(3) a copy of all written materials provided in connection with, such Acquisition Proposal, request or inquiry. In addition, the Company must provide Omnicare, as promptly as practicable, with notice setting forth all such information as is reasonably necessary to keep Omnicare informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to Omnicare a copy of all written materials subsequently provided in connection with the Acquisition Proposal, request or inquiry. Notwithstanding the foregoing, the Company shall not release any person from, or waive any provision of, or fail to enforce, any standstill agreement or similar agreement to which it is a party related to, or that could affect, an Acquisition Proposal. The Company shall, and shall cause, its subsidiaries and representatives to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date of the Merger Agreement with respect to any Acquisition Proposal and at the request of Omnicare shall request the return or destruction of all confidential information provided to any such person.

    Notwithstanding the foregoing, the Company and the board of directors of the Company may, (1) prior to the Acceptance Date, furnish nonpublic information to, or enter into discussions with, any person in connection with an unsolicited bona fide written Acquisition Proposal by such person if and only to the extent that (a) the Company is not then in breach of its obligations with respect to Acquisition Proposals under the Merger Agreement; (b) the Company board of directors believes in good faith (after consultation with its legal and financial advisors) that such Acquisition Proposal is, or is likely to result in, a Superior Proposal and (c) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such person, such board of directors receives from such person an executed confidentiality agreement or
(2) comply with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal.

    'Acquisition Proposal' means any offer or proposal for, or any indication of interest in, any (1) direct or indirect acquisition or purchase of the Company or any of its subsidiaries that constitutes 10% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole; (2) direct or indirect acquisition or purchase of 10% or more of any class of equity securities, or 10% of the voting power, of the Company or any of its subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or 40% or more of the face value of the 5 3/4% Notes; (3) tender offer or note exchange offer that, if consummated, would result in any person or entity beneficially owning 10% or more of any class of equity securities, or 10% of the voting power, of the Company or any of its subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole; (4) the direct or indirect repurchase, retirement, exchange, refinancing or restructuring of 10% or more of the Company's outstanding 5 3/4% Notes or (5) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose business constitutes 10% or more of the net revenue, net income or assets of the Company and its subsidiaries, taken as a whole, other than the transactions contemplated by the Merger Agreement.

    'Superior Proposal' means any bona fide written Acquisition Proposal obtained for or in respect of all of the outstanding Company capital stock and all of the outstanding 5 3/4% Notes, on terms that the board of directors of the Company determines in its good faith judgment (after consultation with its financial advisors and taking into account all the terms and conditions of the Acquisition Proposal and the Merger Agreement deemed relevant by such board of directors, including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, and the ability of the party making such proposal to obtain financing for such Acquisition Proposal and taking into account all other legal, financial, regulatory and all other aspects of such proposal) are more favorable to the persons to whom it owes fiduciary duties under applicable laws than the Offer and the Proposed Merger.

    SUBSEQUENT FINANCIAL STATEMENTS. The Merger Agreement provides that until the time at which Omnicare's designees constitute a majority of the members of the board of directors of the Company, the Company will provide Omnicare with its financial results for any period after the date of the Merger Agreement and prior to filing any documents with the SEC after the date of the Merger Agreement.

    DISPOSAL OF ILLINOIS SUB. The Merger Agreement provides that at the request of Omnicare, the Company shall use all reasonable efforts to sell or dispose of all of its right, title and interest in NCS HealthCare of Illinois, Inc., including all shares of capital stock and any other debt or equity interests in NCS HealthCare of Illinois, Inc., on such terms and conditions as Omnicare may so specify in writing, including as to the retention of liability.

    CONDITIONS TO THE OFFER. See Section 9 ('Conditions to the Offer') of this Supplement.

    CONDITIONS TO THE PROPOSED MERGER. The obligations of each party to complete the Proposed Merger are subject to the satisfaction of the following conditions:

     if required by applicable law, adoption by the Company's stockholders of the Merger Agreement;

     the absence of any statute, rule, regulation, injunction or other order or decree (whether temporary, preliminary or permanent) by any governmental authority prohibiting or making the consummation of the Proposed Merger illegal; and

     the purchase of Shares pursuant to the Offer; provided that this condition shall not be applicable to the obligations of Omnicare or Purchaser if, notwithstanding the satisfaction of each of the conditions to the Offer set forth in Section 9 ('Conditions to the Offer') of this Supplement, Purchaser fails to accept for payment and pay for any Shares validly tendered and not properly withdrawn pursuant to the Offer.

    TERMINATION. The Merger Agreement may be terminated and the Proposed Merger abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the Company's stockholders):

    (a) by mutual written consent of each of Omnicare and the Company;

    (b) by either Omnicare or the Company, if there shall be any law or regulation that makes consummation of the Offer or the Proposed Merger illegal or otherwise prohibited, or if a court or other competent governmental authority has issued an order, decree or ruling enjoining Omnicare or the Company from consummating the Offer or the Proposed Merger, and such order, decree or ruling or other action has become final and nonappealable;

    (c) by either Omnicare or the Company, if the Offer has not been completed by February 28, 2003 (the 'Outside Date'); provided that, if the Offer and Proposed Merger shall not have been completed by such date solely due to any required governmental approvals not having been received, then the Outside Date shall be extended to April 30, 2003; provided, further, that neither party has the right to terminate the Merger Agreement under this clause if its own failure to fulfill any material covenant or obligation under the Merger Agreement caused the failure of the Offer to be completed on or before such date;

    (d) by the Company, if, prior to the Acceptance Date, Omnicare has breached in any material respect any of the representations, warranties or failed to perform in any material respect any of the covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (1) is not capable of being cured or (2) if capable of being cured, is not cured prior to the earlier of (i) the business day prior to the Outside Date or (ii) the date that is 30 days from the date that the Company is notified of such breach;

    (e) by Omnicare, if, prior to the Acceptance Date, the Company has breached in any respect any of the representations, warranties (without regard to any 'materiality,' 'Material Adverse Effect' or similar qualifier contained therein), or failed to perform in any material respect any of the covenants or other agreements (without regard to any 'materiality,' 'Material Adverse Effect' or similar qualifier contained therein) contained in the Merger Agreement, which breach or failure to perform would render unsatisfied any condition contained in clauses (a) or (b) of Annex A of the Merger Agreement or any of the conditions under 'Conditions to the Proposed Merger' above; provided that with respect to a failure to perform a covenant that would render unsatisfied any of the conditions under 'Conditions to the Proposed Merger' above, the Company shall have failed to perform in all material respects such covenant, and which breach or failure (1) is incapable of being cured or (2) if capable of being cured, is not cured, prior to the earlier of (i) the business day prior to the Outside Date or (ii) the date that is 30 days from the date that Omnicare is notified of such breach;

    (f) by either Omnicare or the Company, upon written notice to the other party, if a court of competent jurisdiction or other competent governmental authority has issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the party seeking to terminate shall have used all reasonable efforts to resist, resolve or lift, as applicable), enjoining or otherwise prohibiting the Offer, the Proposed Merger or the other transactions, and such order, decree, ruling or other action has become final and nonappealable;

    (g) by Omnicare, if (1) the board of directors of the Company has withdrawn or changed or modified its recommendations of the Merger Agreement, the Offer and the Proposed Merger in a manner adverse to Omnicare or (2) the board of directors of the Company has approved, or determined to recommend to the Company's stockholders that they approve an Acquisition Proposal other than that contemplated by the Merger Agreement; or

    (h) by the Company, if, prior to the Acceptance Date, (1) the board of directors of the Company has received a Superior Proposal, (2) the board of directors of the Company determines in good faith, after consultation with outside legal counsel, that such action is consistent with the fiduciary duties of the board of directors of the Company to the persons to whom it owes fiduciary duties under applicable law and (3) the Company has complied with the obligations described under 'Acquisition Proposals' above; provided that the board of directors of the Company shall only be able to terminate the Merger Agreement pursuant to this provision after (i) three business days following Omnicare's receipt of written notice advising Omnicare that the board of directors of the Company is prepared to do so, and only if, during such three business day period, the Company and its advisors will have negotiated in good faith with Omnicare to make such adjustments in the terms and conditions of the Merger Agreement as would enable the parties to proceed with the transactions contemplated therein on such adjusted terms and (ii) if, concurrent with such termination, the Company refunds the Genesis Payment to Omnicare and pays Omnicare the termination fee pursuant to the terms of the Merger Agreement.

    EFFECT OF TERMINATION. In the event that the Merger Agreement is terminated pursuant to the provisions of 'Termination' above, the Merger Agreement (other than the provisions described in this Section and under 'Termination Fees' and 'Fees and Expenses' below), shall become void and have no effect, without any liability on the part of any party to the Merger Agreement or their respective directors, officers, or stockholders or shareholders, as the case may be; provided that nothing in this section shall relieve any party to the Merger Agreement of liability for willful breach, and if a court determines that termination of the Merger Agreement was caused by a willful breach, then, in addition to other remedies at law or equity for breach of the Merger Agreement, the party found to have intentionally breached the Merger Agreement shall indemnify and hold harmless the other parties to the Merger Agreement for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of the Merger Agreement and related documentation and stockholders' meetings and consents.

    The Merger Agreement further provides that, in the event that the Merger Agreement is terminated prior to the Acceptance Date, other than pursuant to clauses (e), (g) and (h) of 'Termination' above, then for a period of two years from the date of such termination, Omnicare and its affiliates shall not purchase Shares unless such purchases are (1) at a price per Share at least equal to the highest price paid in the Offer (taking into account any dividends, reclassifications, recapitalizations, splits or combinations or any similar actions affecting the Shares) or (2) approved by the affirmative vote of a majority of the Non-Employee Directors then in office.

    TERMINATION FEES. The Company has agreed in the Merger Agreement to pay Omnicare a fee in immediately available funds equal to $8,800,000 in cash if:

    (a) the Merger Agreement is terminated by Omnicare pursuant to clause (g) under 'Termination' above;

    (b) the Merger Agreement is terminated by the Company pursuant to clause (h) under 'Termination' above; or

    (c) (1) the Merger Agreement is terminated by either Parent or the Company pursuant to clause (c) under 'Termination' above or by Omnicare pursuant to clause (e) under 'Termination' above and (2) within 12 months after the termination of the Merger Agreement, the Company enters into an agreement with respect to an Acquisition Proposal with any person (other than Omnicare or its subsidiaries) or an Acquisition Proposal is consummated; provided that for purposes of this paragraph, all references to '10%' in the definition of 'Acquisition Proposal' shall be deemed to be a reference to '25%.'

    AMENDMENTS; WAIVERS. Subject to the approval of a majority of the Non-Employee Directors then in office, if required, the Merger Agreement may be amended or waived prior to the Effective Time if in writing and signed, in the case of an amendment, by each party, or in the case of a waiver, by the party against whom the waiver is to be effective. After the stockholders approve the Merger Agreement, however, no amendment to the Merger Agreement can be made without further approval by the stockholders as required by law.

    FEES AND EXPENSES. Except as provided in 'Effect of Termination' and 'Termination Fees' above, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such costs and expenses.

9. CONDITIONS TO THE OFFER.

    The discussion set forth in Section 15 ('Conditions to the Offer') of the Offer to Purchase is hereby amended and restated in its entirety as follows:

    Notwithstanding any other terms of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless prior to the Expiration Date (1) the Minimum Condition shall have been satisfied and (2) each of the following conditions has been satisfied (or to the extent legally permissible, waived):

    (a) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each of the representations and warranties of the Company set forth in the Merger Agreement are true and correct in all respects (without regard to any 'materiality,' 'Material Adverse Effect' or similar qualifier contained in the Merger Agreement) on the date of the Merger Agreement and on or before the Expiration Date as though made on and as of the Expiration Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date);

    (b) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company has performed or complied with, in all respects, each obligation, agreement and covenant to be performed or complied with by the Company under the Merger Agreement at or prior to the Expiration Date;

    (c) no governmental authority has enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and which has the effect of prohibiting or making illegal consummation of the Offer or the Proposed Merger;

    (d) there is not pending any action by a governmental authority (1) challenging or seeking to restrain or prohibit the consummation of the Offer or the Proposed Merger or any of the other transactions contemplated by the Merger Agreement, (2) seeking to impose any prohibition or limitation, or to require any divestiture, disposal or other action, that Omnicare would not be required to accept or do under the Merger Agreement, (3) seeking to impose limitations on the ability of Omnicare to acquire or hold, or exercise full rights of ownership of, any shares of the Surviving Corporation capital stock or (4) seeking to prohibit Omnicare or any of its subsidiaries from effectively controlling in any material respect the business or operations of Omnicare or any of its subsidiaries;

    (e) Omnicare, the Company and their respective subsidiaries, as applicable, have obtained the consent or approval of any person (excluding any governmental authority) whose consent or approval is required under any agreement or instrument in order to permit the consummation of the Offer and the Proposed Merger or any of the other transactions contemplated by the Merger Agreement, except those that the failure to obtain, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company if the closing of the Proposed Merger were to occur; and

    (f) all required governmental approvals have been obtained pursuant to final orders, free of any conditions that Omnicare would not be required to accept pursuant to the Merger Agreement, and all other consents, approval, authorizations or filings the absence of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company if the closing of the Proposed Merger were to occur, have been obtained or made.

    The foregoing conditions are for the sole benefit of Omnicare and Purchaser and may, subject to the terms of the Merger Agreement, be waived by Omnicare and Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Omnicare or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Omnicare or Purchaser concerning the events described in Section 9 ('Conditions to the Offer') of this Supplement, will be final and binding on all parties.

    All conditions to the Offer, other than those involving receipt of necessary government approvals, must be satisfied or waived on or before the Expiration Date.

10. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

    A. The discussion set forth under Section 16 ('Certain Legal Matters; Regulatory Approvals -- State Takeover Laws') of the Offer to Purchase is hereby amended and supplemented as follows:

    On September 23, 2002, Omnicare delivered a copy of the information filed with the Ohio Division of Securities to the Company and sent such information and the material terms of the Offer to all Company stockholders in Ohio.

    B. The discussion set forth under Section 16 ('Certain Legal Matters; Regulatory Approvals -- Antitrust') of the Offer to Purchase is hereby amended and supplemented as follows:

    On August 8, 2002, Omnicare filed a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Proposed Merger. The waiting period under the HSR Act expired on August 23, 2002.

11. LEGAL PROCEEDINGS.

    A. The first paragraph under Section 18 ('Legal Proceedings') of the Offer to Purchase is hereby amended and restated in its entirety as follows:

    On August 1, 2002, Omnicare commenced litigation against the Company, the Company's board of directors and Genesis and Geneva Sub (collectively, the 'Genesis Defendants') in the Court of Chancery of the State of Delaware (the 'Chancery Court') alleging, among other things, that the Company's board of directors violated their fiduciary and statutory duties to the Company's stockholders by entering into the Genesis Agreement and the Voting Agreements.

    B. The discussion set forth under Section 18 ('Legal Proceedings') of the Offer to Purchase is hereby amended and supplemented as follows:

    On August 1, 2002, Michael Petrovic filed a class action lawsuit against the Company and the Company's board of directors in the Court of Common Pleas in Cuyahoga County, Ohio, seeking, among other things, an order:

    (a) declaring the lawsuit to be a class action and certifying the plaintiff as the class representative;

    (b) enjoining the proposed transaction between the Company and Genesis;

    (c) if the transaction is consummated prior to the entry of the Court's final judgment, rescinding it or awarding the plaintiff and the Class rescissory damages;

    (d) directing that defendants account to the plaintiff and other members of the Class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties; and

    (e) awarding the plaintiff costs and disbursements, including a reasonable allowance for the fees and expenses of plaintiff's attorneys and experts.

    On August 7, 2002, Dolphin Limited Partnership, LLP, filed a class action complaint against the Company and the Company's board of directors in the Chancery Court seeking, among other things, an order:

    (a) declaring the action to be a class action and certifying plaintiff as the class representative and its counsel as class counsel;

    (b) enjoining, preliminarily and permanently, the proposed merger between the Company and Genesis;

    (c) directing defendants to condition the Genesis merger on the approval of the holders of Class A Common Stock voting as a separate class;

    (d) in the event that the transaction is consummated prior to the entry of the Chancery Court's final judgment, rescinding it or awarding plaintiff and the class rescissory damages;

    (e) directing that defendants account to plaintiff and the other members of the class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties; and

    (f) awarding plaintiff the costs and disbursements of this action, including a reasonable allowance for fees and expenses of plaintiff's attorneys and experts.

    On August 12, 2002, Omnicare filed a First Amended Complaint in the Delaware lawsuit which alleged, among other things and in addition to the breaches of fiduciary duties by the Company's board of directors, that the grant by Messrs. Outcalt and Shaw of an irrevocable proxy, coupled with an interest, to Genesis to vote all of their shares of the Class B Common Stock violated the Company's amended and restated certificate of incorporation and irrevocably converted those shares of Class B Common Stock (holding ten votes per share) into shares of Class A Common Stock (holding only one vote per share). Accordingly, Omnicare sought an order:

    (a) declaring that the Voting Agreements violate the Company's amended and restated certificate of incorporation and by entering into these Voting Agreements, Messrs. Outcalt and Shaw automatically and irrevocably converted their shares of Class B Common Stock into shares of Class A Common Stock as provided in the Company's amended and restated certificate of incorporation;

    (b) in the alternative, declaring that the Company's board of directors violated Section 141 of the DGCL in agreeing to the terms of the Genesis Agreement and the associated Voting Agreements, and, therefore, that the Genesis Agreement is null and void;

    (c) in the alternative, preliminarily and permanently enjoining (1) the Genesis Defendants and their respective officers, directors, employees, agents and all persons acting on their behalf from taking further steps or any actions with respect to the Voting Agreements and/or the Genesis Agreement; and (2) Genesis and Geneva Sub, and their respective officers, directors, employees, agents and all persons acting on their behalf from aiding and abetting the Company's board of directors' breaches of their fiduciary duties; and

    (d) declaring that the termination fee provision in the Genesis Agreement is unreasonable, invalid and unenforceable; and

    (e) granting Omnicare such further relief as may be just and proper, including the costs and disbursements of this action and reasonable attorneys' fees.

    On August 20, 2002, the Company filed a lawsuit in the United States District Court for the Northern District of Ohio, against Omnicare. The Company amended its complaint on August 21, 2002. This Ohio lawsuit alleged, among other things, that the Offer to Purchase is materially false and misleading because
(1) it fails to disclose due diligence conditions to the offer and (2) it represents that the Company has been unresponsive to Omnicare's expressions of interest and uninterested in serious negotiations with Omnicare, without explaining that Omnicare's proposals contemplated bankruptcy filings for the Company with no recovery to the Company's equity holders. The Company sought
(1) a judgment preliminarily and permanently enjoining the Offer to Purchase until Omnicare made appropriate corrective disclosures directly to the stockholders of the Company, and (2) such further and additional relief as the Court deemed fair and equitable. On August 23, 2002, Omnicare announced that it believed this lawsuit was without merit and that it intended to vigorously defend this action.

    Omnicare filed a Motion to Dismiss the First Amended Complaint in the Ohio lawsuit on September 13, 2002. The motion sought a judgment dismissing the first amended complaint for failure to state a claim under Section 14(e) of the Exchange Act and failure to comply with the pleading requirements of Section 21(D) of the Exchange Act and Rule 9(b) of the Federal Rules of Civil Procedure.

    On September 30, 2002, the Company filed its opposition to Omnicare's Motion to Dismiss the Ohio lawsuit and also filed a Motion for Preliminary Injunction in that same proceeding seeking to preliminarily enjoin Omnicare from proceeding with the Offer until Omnicare made corrective disclosures to the stockholders of the Company. On that same date, Omnicare filed a Motion for Summary Judgment as to Count I of its First Amended Complaint in the Delaware lawsuit. The motion sought a judgment declaring that the Voting Agreements violate the Company's amended and restated certificate of incorporation and that by entering into the Voting Agreements, Messrs. Outcalt and Shaw automatically and irrevocably converted their shares of Class B Common Stock (ten votes per share) into shares of Class A Common Stock (one vote per share) pursuant to the terms of the Company's amended and restated certificate of incorporation.

    On October 3, 2002, the Company filed a Motion to Dismiss Omnicare's Second Amended Complaint in the Delaware lawsuit. The motion asserted, among other things, that because Omnicare did not own Company stock on the date of the Company's board of directors' alleged breach of fiduciary duty, Omnicare was owed no duty and, as such, lacked standing to bring a claim for breach of such duty. The Company's motion was supported by Genesis.

    On October 15, 2002, Omnicare filed a Reply Memorandum of Law in Further Support of its Motion to Dismiss the First Amended Complaint in the Ohio lawsuit. The memorandum responded to the opposition to Omnicare's Motion to Dismiss filed by the Company on September 30, 2002. In the memorandum, Omnicare refuted the Company's contention that the Offer violated Section 14(e) of the Exchange Act, by stating, among other things, that, despite the Company's assertion to the contrary, Omnicare's obligation to consummate the Offer is not, and was never, subject to a due diligence condition.

    On October 16, 2002, the Chancery Court granted Omnicare's Motion to Amend the First Amended Complaint in the Delaware lawsuit and Omnicare's Second Amended Complaint was deemed filed. The Second Amended complaint alleged, among other things and in addition to the breaches of fiduciary duties by the Company's board of directors previously asserted, that certain of the director defendants have entered into lucrative self-dealing transactions as part of the proposed merger between Genesis and the Company and that the Company's board of directors failed to take steps to obtain for the Company's stockholders the highest price reasonably available after having initiated an active bidding contest for the Company in violation of the Company's board of directors' fiduciary duty to maximize the consideration to be received by stockholders in the merger.

    On October 17, 2002, Omnicare filed a Memorandum of Law in Opposition to Plaintiff's Motion for Preliminary Injunction in the Ohio lawsuit. The memorandum argued, among other things, that the Company's motion to preliminarily enjoin Omnicare's Offer must be denied because the Company's likelihood of success on the merits of such a claim was remote given the absence of any due diligence condition in the Offer and that Omnicare's disclosures in connection with its Offer negate any possibility of irreparable harm. On that same date, Omnicare filed a Memorandum of Law in Opposition to the Company's Motion to Dismiss the Second Amended Complaint. The memorandum responded to the Company's arguments by stating, among other things, that Omnicare had suffered unique individual harm as a potential acquiror and therefore had standing to maintain its lawsuit. In addition, on that date, the Company, its board of directors and Genesis filed with the Chancery Court memoranda in opposition to Omnicare's Motion for Summary Judgment. In their memoranda, the defendants opposed Omnicare's argument that the irrevocable proxies granted to Genesis under the Voting Agreements automatically and irrevocably converted their shares of Class B Common Stock (ten votes per share) into Class A Common Stock (one vote per share) pursuant to the terms of the Company's amended and restated certificate of incorporation.

    On October 22, 2002, Omnicare filed a Reply Memorandum of Law in Further Support of its Motion for Summary Judgment as to Count I of the Second Amended Complaint in the Delaware lawsuit. Although the motion was addressed to Count I of the First Amended Complaint, Omnicare requested that the Court deem the motion to apply to that Count in the Second Amended Complaint, which, at the time of filing the motion, Omnicare had not yet been granted leave to file. Omnicare's memorandum responded to the opposition to Omnicare's Motion for Summary Judgment filed in separate memoranda by the Genesis Defendants on October 17, 2002. In the memorandum, Omnicare refuted the Defendants' arguments in opposition to Omnicare's Motion for Summary Judgment on the grounds that, among other things, (1) the irrevocable proxies granted to Genesis under the Voting Agreements automatically and irrevocably converted their shares of Class B Common Stock (ten votes per share) into shares of Class A Common Stock (one vote per share) pursuant to the terms of the Company's amended and restated certificate of incorporation, (2) the irrevocable proxies granted by Messrs. Outcalt and Shaw to Genesis were not given in connection with a solicitation of proxies subject to Section 14 of the Exchange Act and (3) there was no genuine issue of material fact precluding summary judgment.

    On that same date, the Genesis Defendants filed with the Chancery Court reply memoranda in support of their motions to dismiss Omnicare's Second Amended Complaint. In their memoranda, the Genesis Defendants opposed, among other things, Omnicare's argument that it has suffered unique harm as a potential acquiror and therefore has standing to maintain its lawsuit.

    On October 25, 2002, the Chancery Court issued a ruling with respect to the Motions to Dismiss Omnicare's Second Amended Complaint filed by the Genesis Defendants. The Chancery Court held that Omnicare had standing to assert a claim that by executing the Voting Agreements with Genesis, Messrs. Outcalt's and Shaw's shares of Class B Common Stock (ten votes per share) automatically converted into shares of Class A Common Stock (one vote per share). The Chancery Court also found that because Omnicare was not a stockholder of the Company on July 28, 2002, the date on which the Company's board of directors approved the Genesis Agreement and the Voting Agreements, it did not have standing to assert claims that the Company's directors breached their fiduciary duties. On
October 28, 2002, Omnicare issued a press release regarding this ruling.

    On October 29, 2002, the Chancery Court issued a ruling with respect to Omnicare's Motion for Summary Judgment as to Count I of Omnicare's Second Amended Complaint. The Chancery Court denied Omnicare's motion for summary judgment as to the first count of Omnicare's complaint, which sought a declaration that the execution of the Voting Agreements by Messrs. Outcalt and Shaw, in connection with the proposed Genesis merger, resulted in the automatic conversion of their shares of Class B Common Stock (ten votes per share) into shares of Class A Common Stock (one vote per share), and granted summary judgment in favor of the Genesis Defendants. On October 30, 2002, Omnicare issued a press release regarding this ruling. In the press release, Omnicare indicated that it intended to file an appeal with respect to the court's ruling and seek an expedited decision on its appeal.

    On November 14, 2002, Omnicare filed with the Supreme Court of the State of Delaware (the 'Supreme Court') a memorandum of law in support of its appeal of the Chancery Court's rulings (1) granting in part the Motions to Dismiss Omnicare's Second Amended Complaint filed by the Company, its board of directors and Genesis and (2) denying the Motion for Summary Judgment as to Count I of Omnicare's Second Amended Complaint filed by Omnicare and granting summary judgment in favor of the Genesis Defendants. With respect to the ruling on the Motions to Dismiss, Omnicare argued that the Chancery Court erred in rejecting Omnicare's argument that it had standing to pursue its lawsuit because, among other things, Omnicare had suffered unique individual harm as a potential acquiror and current stockholder. With respect to the ruling on the Motion for Summary Judgment, Omnicare argued that the Chancery Court erred in concluding that the Voting Agreements did not violate the Company's amended and restated certificate of incorporation and automatically and irrevocably convert their shares of Company Class B Common Stock (ten votes per share) into shares of Company Class A Common Stock (one vote per share) pursuant to the terms of the Company's amended and restated certificate of incorporation.

    On November 22, 2002, the Chancery Court issued an order denying a motion brought by the Company stockholder-plaintiffs, on behalf of all of the Company's stockholders, for a preliminary injunction seeking to enjoin the acquisition of the Company by Genesis on the grounds that the members of the Company's board of directors breached their fiduciary duties in approving the Genesis transaction. In a press release issued on November 25, 2002, Omnicare indicated that the stockholder-plaintiffs planned to seek an expedited appeal with respect to the Chancery Court's ruling. On the same day, the Genesis Defendants filed with the Supreme Court memoranda of law in opposition to Omnicare's appeal of the Chancery Court's rulings (1) granting in part the Motions to Dismiss and
(2) denying the Motion for Summary Judgment and granting summary judgment in favor of the Genesis Defendants. With respect to Omnicare's appeal of the ruling on the Motions to Dismiss, the Genesis Defendants opposed Omnicare's argument that the Chancery Court erred in rejecting Omnicare's argument that it had standing to pursue its lawsuit because, among other things, Omnicare suffered unique individual harm as a potential acquiror and current stockholder. With respect to Omnicare's appeal of the ruling on the Motion for Summary Judgment, the Genesis Defendants opposed Omnicare's argument that the Chancery Court erred in concluding that the Voting Agreements did not violate the Company's amended and restated certificate of incorporation and that their shares of Company
Class B Common Stock (ten votes per share) were not automatically and irrevocably converted into shares of Company Class A Common Stock (one vote per share) pursuant to the terms of the Company's amended and restated certificate of incorporation.

    On November 26, 2002, the Chancery Court and the Supreme Court denied the Company stockholder-plaintiffs' request for an interlocutory appeal from the November 22, 2002 decision of the Chancery Court denying their motion for a preliminary injunction in the consolidated shareholders litigation brought against the Company.

    On December 3, 2002, the Supreme Court ordered that Omnicare's appeals from orders of the Chancery Court's rulings on October 25 and 29, which had been heard earlier that day by a panel of three Supreme Court Justices, would be reheard and determined by all members of the Supreme Court sitting en banc on December 4, 2002.

    On December 4, 2002, the Supreme Court issued an order (1) vacating its November 26th order denying the Company stockholder-plaintiffs' application for an interlocutory appeal from the Delaware Chancery Court order denying their Motion for a Preliminary Injunction and granting the Company stockholder-plaintiffs' application for an interlocutory appeal from that order and (2) finding that, because the Company stockholder-plaintiffs' appeal and Omnicare's appeals arose from the same operative facts, they should, therefore, be consolidated and heard by the Supreme Court sitting en banc on December 10, 2002.

    On December 5, 2002, Omnicare issued a press release relating to the Supreme Court's December 4, 2002 orders.

    The Company announced, on December 4, 2002, that, as a result of the Supreme Court's order, it was postponing its stockholder meeting to consider the merger of the Company and Genesis, which was scheduled for December 5, 2002, until December 12, 2002.

    On December 10, 2002, the Supreme Court ordered that the Chancery Court enter a preliminary injunction precluding the implementation of the merger of the Company and Genesis. In its order, the Supreme Court (1) reversed the order of the Chancery Court, dated November 22, 2002, denying the Company stockholder-plaintiffs' application for a preliminary injunction, (2) reversed the Chancery Court's order, dated October 29, 2002, dismissing Omnicare's claim that Messrs. Outcalt's and Shaw's shares of Class B Common Stock (ten votes per share) automatically converted into shares of Class A Common Stock (one vote per share) when the Voting Agreements were executed and granting summary judgment in favor of defendants with respect to this claim, to the extent that the Chancery Court's decision permits implementation of the Voting Agreements contrary to the Supreme Court's order on the Company stockholder-plaintiffs' fiduciary duty claims, (3) dismissed Omnicare's appeal as to standing on the ground that the appeal was moot and (4) remanded the case to the Chancery Court for the entry of a preliminary injunction precluding the implementation of the Genesis merger.

    On December 11, 2002, Omnicare and the Company each issued a press release relating to the Supreme Court's December 10th order. Later that day, the Chancery Court, at the direction of the Supreme Court, entered an order enjoining the Genesis Defendants and anyone acting in concert with them from any actions to consummate, implement, effectuate, validate, or enforce the Genesis Agreement, including, without limitation, presenting the Genesis Agreement to the Company stockholders for approval.

    After the Chancery Court issued the preliminary injunction, the Company announced that the special meeting of stockholders to consider the Genesis Agreement was postponed.

    On December 15, 2002, Genesis and Omnicare discussed termination of the Genesis Agreement and negotiated and executed a Termination and Settlement Agreement, dated December 15, 2002 (the 'Termination Agreement'). The Termination Agreement provided for, among other things, the termination by Genesis of the Genesis Agreement in accordance with its terms by sending written notice of such termination to the Company on December 16, 2002 (which also resulted in termination of the Voting Agreements). In addition, Genesis and Omnicare each agreed to release the other party from any claims arising from the Genesis Agreement and not to commence any action against the other party arising out of or in connection with the Genesis Agreement. Omnicare also agreed that prior to the closing of a transaction with the Company, it would pay Genesis an amount in cash equal to $22 million less any termination fees paid by or on behalf of the Company to Genesis under the Genesis Agreement.

    On the morning of December 18, 2002, Omnicare and the Company announced that they had executed the Merger Agreement. In the Merger Agreement, the Company and Omnicare agreed to release one another from all past, present and future claims of any kind of nature whatsoever arising out of the Genesis Agreement, the Delaware litigation commenced by Omnicare and the Ohio litigation commenced by the Company. Later that day, on December 17, 2002, the Company voluntarily dismissed the Ohio lawsuit.

    On December 19, 2002, counsel for the Company received a letter from counsel to the stockholder-plaintiffs setting forth a demand for legal fees and expenses in the amount of $13,500,000. In the letter, plaintiffs' counsel stated that they believed that their legal fees and expenses are covered by the Company's officers' and directors' liability insurance policy. Counsel urged the Company to bring its demand to the attention of its officers' and directors' liability insurance carrier. Plaintiffs' counsel added that if their demand was not honored prior to the acceptance of Shares by Purchaser in the Offer, they would seek an order from the Chancery Court withholding a portion of the payment to be made to the holders of Shares pursuant to the Offer in an amount sufficient to insure payment of such legal fees and expenses.

    In a letter dated December 20, 2002, plaintiffs' counsel requested that the Company confirm by the close of business on December 23, 2002 that its demand for the payment of fees and expenses would be honored. If not, plaintiffs' counsel stated, on or before December 26, 2002, they would seek immediate relief from the Chancery Court withholding a portion of the payment to be made to the holders of Shares pursuant to the Offer in an amount sufficient to insure payment of their fees and expenses.

12. MISCELLANEOUS.

    The discussion set forth in Section 19 ('Miscellaneous') of the Offer to Purchase is hereby amended and restated in its entirety as follows:

    The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

    No person has been authorized to give any information or make any representation on behalf of Purchaser or Omnicare not contained in this Offer to Purchase or in the related revised Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

    We have filed with the SEC a Tender Offer Statement on Schedule TO and amendments thereto, together with exhibits, pursuant to the Exchange Act Rule 14d-3 furnishing certain additional information with respect to the Offer. The Schedule TO and amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in
Section 14 ('Certain Information Concerning the Company -- Available Information') of the Offer to Purchase.

    THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE OFFER TO PURCHASE. EXCEPT AS OTHERWISE SET FORTH IN THIS SUPPLEMENT AND THE REVISED (YELLOW) LETTER OF TRANSMITTAL, THE TERMS AND CONDITIONS PREVIOUSLY SET FORTH IN THE OFFER TO PURCHASE AND RELATED ORIGINAL (BLUE) LETTER OF TRANSMITTAL REMAIN APPLICABLE IN ALL RESPECTS TO THE OFFER.

    Neither the delivery of this Supplement or the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Omnicare, Purchaser or the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Supplement.

                                          NCS ACQUISITION CORP.

December 23, 2002

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:
                              THE BANK OF NEW YORK

           By Mail:                      By Facsimile            By Hand or Overnight Courier:
                                  (for Eligible Institutions
                                            only):
 Tender & Exchange Department           (212) 815-6433           Tender & Exchange Department
        P.O. Box 11248                                                101 Barclay Street
     Church Street Station        For Confirm Only Telephone:     Receive and Deliver Window
    New York, NY 10286-1248             (212) 815-6212                New York, NY 10286

    Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses or telephone numbers set forth below. Additional copies of the Offer to Purchase, this Supplement, the revised (yellow) Letter of Transmittal and the revised (grey) Notice of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below. Holders of Shares may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                              [Innisfree Logo]

                               501 Madison Avenue
                            New York, New York 10022
                  Stockholders Call Toll-Free: (888) 750-5834
                                       or
                 Banks and Brokers Call Collect: (212) 750-5833

                      The Dealer Manager for the Offer is:
                              MERRILL LYNCH & CO.
                            4 World Financial Center
                            New York, New York 10080
                                 (866) 276-1462
                                (Call Toll Free)